UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Bank Mutual Corporation
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BANK MUTUAL CORPORATION

4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

March 8, 2017

Dear Fellow Shareholder:

We invite you to attend the Bank Mutual Corporation 2017 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin, at 10:00 a.m., Central Time, on Monday, May 1, 2017.

Bank Mutual Corporation’s Notice of Annual Meeting of Shareholders and Proxy Statement, which are enclosed, describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the applicable box on the proxy form so that we can plan for the appropriate number of people.

Also enclosed is a copy of Bank Mutual Corporation’s Annual Report, including its Annual Report on Form 10-K for the year ended December 31, 2016.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy, either online, by telephone, or by returning your proxy form in the enclosed postage-paid envelope, as soon as possible to make sure that you are represented. Submitting a proxy will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.

Sincerely,

BANK MUTUAL CORPORATION

David A. Baumgarten

President and Chief Executive Officer

BANK MUTUAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2017

To the Shareholders of Bank Mutual Corporation:

The 2017 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 1, 2017, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin, for the following purposes:

(1)	Electing three directors to serve for terms expiring in 2020;
(2)	Ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;
(3)	Holding an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein;
(4)	Holding an advisory vote on the frequency of future shareholder advisory votes on executive compensation; and
(5)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors recommends that shareholders vote FOR each of the board’s director nominees, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, FOR advisory approval of the compensation of the Company’s named executive officers, and for advisory approval of holding advisory votes on executive compensation EVERY year.

The board of directors has fixed the close of business on March 1, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.

We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

If you have questions or comments, please direct them to Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, Attention: Corporate Secretary. Please also contact the corporate secretary if you would like directions to the annual meeting. If you prefer, you may also e-mail questions, comments or requests for directions to james.carter@bankmutual.com.

By Order of the Board of Directors

James P. Carter

Vice President and Secretary

Milwaukee, Wisconsin

March 8, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 1, 2017: The Company’s Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2016, and Summary Annual Report are available at: http://www.bankmutualcorp.com under the link “Annual Meeting Materials.”

To view this material, your browser must support the PDF file format. If your browser does not support PDF viewing, download and installation instructions are available at the above link.

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares you own.  Whether or not you expect to attend the annual meeting, please complete the accompanying proxy, which is solicited by the Bank Mutual Corporation board of directors, or vote by the noted alternative means.  You can submit your proxy by, as applicable to you, internet, telephone or mail, as shown on the accompanying proxy card.  In any case, please indicate your voting directions, and if you are voting by written proxy, sign, date and promptly return the accompanying proxy card as described thereon, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States.

You should have the proxy card available if using the internet or telephone voting methods, as it contains important information for logging into the voting systems and completing your proxy.  If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT

BANK MUTUAL CORPORATION

4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

SOLICITATION AND VOTING

This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation (“Bank Mutual Corporation” or the “Company”) in connection with the solicitation of proxies by Bank Mutual Corporation’s board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on May 1, 2017, and at any adjournment of that meeting. The 2016 annual report to shareholders, which accompanies this proxy statement, and the 2016 annual report on Form 10-K, included in the annual report, contain financial statements and other information concerning the Company. The Company is mailing the proxy materials to shareholders beginning on or about March 8, 2017.

Record Date and Meeting Information. The board of directors has fixed the close of business on March 1, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 45,887,719 shares of common stock validly issued and outstanding.

The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. As shown on your proxy card, you may vote your shares by internet or telephone. You may also complete and return the written form of proxy. If you own your shares directly and no voting instructions are given on a properly executed proxy, the shares will be voted by the persons named to vote the proxy FOR the election of the designated director nominees, FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, and FOR advisory approval of the compensation of the Company’s named executive officers.

Brokers do not have discretion to cast votes in the election of directors or on matters related to executive compensation with respect to any shares held in street name for which they have not received voting directions from the beneficial owners. Therefore, if you hold your shares in street name, you must vote your proxy if you wish your shares to be voted in the election of directors, or on the advisory vote regarding executive compensation.

A shareholder may revoke a proxy at any time prior to the time it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.

Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Direct Stock Purchase and Dividend Reinvestment Plan for Company Common Stock, which is maintained by the Company's transfer agent (the “DRP”), the proxy also will serve as voting instructions for the participant’s shares held in the DRP. Participants’ shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant’s shares held in the DRP.

Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the “401(k) Plan”) will also use the proxy card to instruct the 401(k) Plan’s administrator how to vote those shares. The administrator will vote shares in those participants’ 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant’s shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting; one or more representatives of Computershare, the Company's transfer agent, will act as inspectors at the annual meeting.

Assuming a quorum is present, a plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.

Assuming that a quorum is present, the selection of Deloitte & Touche LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Accordingly, any shares not voted on this matter, whether by abstention or otherwise, will have no effect on this matter.

Assuming a quorum is present, the advisory vote approving the compensation of the Company’s named executive officers will be deemed to have been approved if more shares are voted in favor of approval than are voted against approval. The plurality of votes cast at the annual meeting by such holders will be used to determine the results of the vote advising on the future frequency of such votes. Accordingly, any shares not voted on these matters, whether by abstention or otherwise, will have no effect on this matter.

Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation for such role in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another party, will be asked to send proxy materials and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth information regarding the beneficial ownership of Company common stock as of the March 1, 2017, record date by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all current directors and executive officers of the Company as a group. The table also includes information as to the only known 5% or greater shareholders of the Company.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1) (2)	Percent of Class

David A. Baumgarten	378,840	*
David C. Boerke	76,780	*
Richard A. Brown	86,180	*
Thomas H. Buestrin	146,752	*
Michael T. Crowley, Jr.	2,480,673	5.4%
Michael W. Dosland	226,916	*
Joseph W. Fikejs	32,233	*
Mark C. Herr	91,476	*
Gregory A. Larson	206,022	*
Patrick W. Lawton	66,300	*
Lisa A. Maurer	9,180	*
Christopher L. Mayne	85,700	*
William J. Mielke	323,009	*
Robert B. Olson	279,003	*
Mike I. Shafir (3)	100	*

All current directors and executive officers as a group (19 persons) (4) .	4,657,649	10.0%

BlackRock, Inc. (5)	5,285,008	11.5%
The Vanguard Group (6)	2,586,286	5.7%
Dimensional Fund Advisors LP (7).	2,415,799	5.3%

*	Less than 1.0%. Percentages are based on shares outstanding on the record date.

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Includes the following shares that are unvested restricted stock, for which individuals have sole voting power but may have more limited dispositive power over such shares: Mr. Baumgarten – 52,467; Mr. Crowley Jr. – 9,500; Mr. Dosland – 23,560; Mr. Larson – 22,627; Mr. Lawton – 20,900; Mr. Mayne – 22,393; Mr. Fikejs – 22,433; each of Messrs. Boerke, Brown, Buestrin, Herr, Mielke and Olson, and Ms. Mauer – 3,680; and all directors and executive officers as a group – 235,440. Includes the following shares that are allocated to individuals’ accounts under the Company’s Benefit Restoration Plan (the “Benefit Restoration Plan”), related to the Company’s 401(k) Plan, for which individuals have sole dispositive power but no voting power over such shares: Mr. Crowley Jr. – 16,615; and all directors and executive officers as a group – 16,615. Includes the following shares for which beneficial ownership is shared: Mr. Buestrin – 32,029; Mr. Crowley Jr. – 139,414; Mr. Dosland – 39,293; Mr. Lawton – 12,500; Mr. Mielke – 56,826; Mr. Olson – 229,623; and all directors and executive officers as a group – 543,504. Includes 431,269 deemed beneficially owned by Mr. Crowley Jr. as Trustee of a revocable trust as to which he became trustee upon the death of his father; Mr. Crowley Jr. disclaims beneficial ownership of 215,634 shares held in the trust as to which he is not the beneficiary. See also notes (4) and (5) below.
(2)	Includes the following shares subject to options exercisable at or within 60 days of the record date: Mr. Baumgarten – 121,200; Messrs. Boerke and Brown – 59,300 each; Messrs. Buestrin, Mielke and Olson – 43,300 each; Mr. Crowley Jr. – 50,600; Mr. Herr 4,500; Mr. Dosland – 100,600; Mr. Larson –85,600; Mr Mayne – 25,600; Mr. Lawton– 16,800; Mr. Fikejs – 2,333; and all directors and executive officers as a group – 714,667.

(3)	Mr. Shafir is a Partner with Clover Partners, L.P. (“Clover Partners”), which beneficially owns 1,873,012 shares of Company common stock, or 4.1% of the Company's outstanding shares. The amount reported for Mr. Shafir excludes shares owned by Clover Partners.
(4)	Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans. With respect to shares allocated to individuals’ accounts under the Benefit Restoration Plan, the individuals whose accounts hold such shares have sole dispositive power but no voting power over such shares; thus, such shares are included in the individuals’ ownership in the table.
(5)	BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G dated January 12, 2017, reporting sole voting power as to 5,185,642 shares of common stock and sole dispositive power as to 5,285,008 shares of common stock as of December 31, 2016. BlackRock filed the report as a parent holding company; the report identifies the following subsidiaries that hold certain of the securities reported: Black Rock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, Black Rock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, Black Rock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(6)	The Vanguard Group, Inc. (“Vanguard”) filed a report on Schedule 13G dated December 31, 2016, reporting sole voting power as to 47,468 shares, shared voting power as to 3,100 shares, sole dispositive power as to 2,537,218 shares and shared dispositive power as to 49,068 shares of common stock. Vanguard filed the report as an investment advisor and parent holding company; the report also identifies the following subsidiaries that hold certain of the securities reported: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of the Vanguard Group, Inc. an investment adviser, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(7)	Dimensional Fund Advisors LP filed a report on Schedule 13G, dated December 31, 2016, reporting sole voting power as to 2,283,861 shares and sole dispositive power as to 2,415,799 shares of common stock. The address of Dimensional Fund Advisors, an investment adviser, is Building One, 6300 Bee Cave Road Austin, Texas, 78746.

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

ELECTION OF DIRECTORS

The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting, the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. Under the bylaws, the board may appoint a new director to fill a vacancy that occurs between annual meetings, including a vacancy that would result from a later determination to increase the size of the board.

The board currently has ten directors, which will remain the size of the board. This year’s board nominees for election for terms expiring in 2020 are David C. Boerke, Lisa A. Mauer, and Robert B. Olson. It is the Company’s policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Governance Committee nominates candidates for the election to the board, it reviews the Company’s director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information regarding the criteria used to evaluate board membership generally, see "Director Attributes" below.

Shares represented by proxies will be voted FOR the election of each of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which the Company does not foresee, the board may name a replacement, in which case the shares represented by proxies will be voted FOR the substitute nominee.

Information regarding the nominees and the other directors whose terms continue is set forth in the following table. For additional information regarding the specific attributes possessed by each of the current directors and nominees, which together with their specific business and personal experience listed in the following table, provides the bases for their nomination, as well as regarding an agreement related to Mr. Shafir's nomination in 2016, see “Director Attributes” below.

The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed in the following table.

Name and Age	Principal Occupation and Business Experience (1)	Director Since (2)

	Nominees for terms expiring in 2020

David C. Boerke, 71 (5) (6)	Principal and commercial real estate advisor, The Boerke Company, Inc., a member of the Cushman Wakefield Alliance, a commercial real estate company; president, Boerke Advocates, Inc., commercial real estate company; principal private equity investor, Antietam, LLC	2007

Lisa A. Mauer, 59 (4)	Owner and CEO, Rickert Industries (real estate holdings); previously Senior Vice President, Regional Development of BlackHawk Industrial (industrial products distributor) from 2011 to 2015, and prior to then owner, president and CEO of Tool Service Corporation and affiliated entities (8)	2014

Robert B. Olson, 79 (5) (4) (7)	Retired as self-employed consultant in 2005; prior to 2000, an executive with Little Rapids Corporation, specialty paper producer	2000

	Continuing Directors – Terms expire in 2018

Thomas H. Buestrin, 80 (3) (5) (6) (7)	Partner of Buestrin, Allen & Associates I, real estate investment, management and development	1995

Michael T. Crowley, Jr., 74 (7)	Chairman of the Company and the Bank; retired as Chief Executive Officer of the Company and the Bank in 2013.	1970

William J. Mielke, 69 (5) (3) (7) (4)	Chairman and CEO of Ruekert & Mielke Inc., engineering consulting company	1988
	Continuing Directors – Terms expire in 2019
David A. Baumgarten, 66	President of the Company and the Bank, and Chief Executive Officer of the Company and the Bank since 2013.	2010

Richard A. Brown, 68 (3) (4)	Owner, Richard A. Brown, CPA, a firm providing CFO consulting services; retired in 2006 as an audit partner, KPMG LLP, an international accounting firm; private equity investor and board member, Fortress Partners Capital Management, LTD	2007

Mark C. Herr, 64 (3)	Senior Partner, Plunkett Raysich Architects LLP	2001

Mike I. Shafir, 41 (4)	Partner, Clover Partners, L.P., a hedge fund, since 2014 and Analyst at Clover Partners 2012 to 2014; previously Senior Equity Analyst - Financial Institutions, Sterne Agee & Leach (investment banking)	2016

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of the Company or its subsidiary Bank Mutual (the “Bank”), as the case may be. Messrs. Brown and Boerke each became a director of the Company in 2008. Mr. Olson became a director of the Company in 2000 when the Company acquired First Northern Savings Bank (“First Northern”).
(3)	Member of the Nominating and Governance Committee, of which Mr. Mielke is Chairman.
(4)	Member of the Audit Committee, of which Mr. Brown is Chairman.
(5)	Member of the Compensation Committee, of which Mr. Mielke is Chairman.
(6)	Messrs. Boerke and Buestrin are first cousins.
(7)	Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman.
(8)	Ms. Mauer also serves on the State of Wisconsin Economic Development Corporation Board.

Director Attributes

When making nomination and re-nomination decisions for the board, the Nominating and Governance Committee considers an individual’s particular background and prior service with the Company, as summarized above, along with the general factors discussed in “Selection Criteria for Directors” and “Board Meetings and Committees–Nominating and Governance Committee” below.

As further discussed below, the board believes that, particularly in the context of a regulated industry, the Company generally benefits from retaining existing, long-term directors in office because of the knowledge of the industry and the Company that they can gain over the course of time. Nonetheless, the Nominating and Governance Committee reviews the directors whose terms are expiring (along with other directors) to determine that individual directors have been contributing to the Company and that the board as a whole maintains an appropriate balance of skills and experience. Thus, the Nominating and Governance Committee generally nominates incumbent directors for re-election to the board provided that, after a review, the Committee determines that such directors have performed, and are expected to continue to perform, in a satisfactory manner and the board maintains an acceptable overall balance. The Committee also reviewed the type of experience needed on the board, last year, and periodically updates selection criteria accordingly.

On the basis of their prior professional experience, their years of experience on the Company’s board and their strong contributions as long-time directors, the Nominating and Governance Committee has nominated Messrs. Boerke and Olson and Ms. Mauer for re-election at the 2017 annual meeting, and previously nominated Messrs. Baumgarten, Brown, Herr, Buestrin, Crowley Jr., Mielke for re-election at the prior two annual meetings—along with Mr. Shafir as a new board member in 2016. Prior service and professional qualifications are also why the Nominating and Governance Committee has concluded, as of the date of the filing of this proxy statement, that each individual is qualified to serve on the board. Mr. Shafir was nominated pursuant to an Agreement among the Company, Clover Partners, a shareholder of the Company, and several Clover Partners affiliates, which prior to the entry into the Agreement had indicated their intention to nominate one or more alternative director candidates for election at the annual meeting (the “Clover Agreement”). Pursuant to the Clover Agreement, the size of the Company’s Board was expanded by one, the Nominating and Governance Committee nominated Mr. Shafir for election at the 2016 Annual Meeting, and Mr. Shafir became a member of the Audit Committee. In turn, Clover Partners agreed to not submit nominate its own candidates for election at the 2016 Annual Meeting and to support all management nominees for election at the annual meeting. Clover Partners also agreed to forego certain activities (such as engaging in opposition proxy solicitation, taking certain actions related to potential Company material transactions, submitting proposals, acquiring Company securities above certain levels, effecting or promoting certain material transactions, disparaging the Company or its management, or encouraging or cooperating with or supporting any other party taking such actions) for a period of time, potentially extending through the 2019 annual meeting of shareholders although ending earlier if Mr. Shafir were to leave the board. Beyond the Clover Agreement, the Nominating and Governance Committee also believes that Mr. Shafir’s many years of covering, analyzing, and directing investment in financial institutions, in various capacities, have provided him with significant experience working with and for financial institutions, and gives him a valuable perspective on the financial industry.

The nominees for election at the 2017 annual meeting were similarly reviewed and were considered to be well performing directors. Mr. Boerke was initially nominated, and is nominated for re-election at the 2017 annual meeting, due to his experience in the Wisconsin commercial real estate market. Ms. Mauer was initially nominated, and is nominated for re-election at the 2017 annual meeting, due to her experience as a business executive and board member, and her roles in business development in Wisconsin. Mr. Olson was initially nominated, and is nominated for re-election at the 2017 annual meeting, due to his business experience and knowledge of northeastern Wisconsin markets.

Selection Criteria for Directors

The selection criteria for membership on Bank Mutual Corporation’s board of directors, which were confirmed by the board in connection with the formation of the Nominating and Governance Committee and have been periodically reviewed and updated thereafter (including in 2016), include: strength of character; honesty and integrity; possessing an inquiring and independent mind; good judgment; a diversity of skills, education and experience with businesses and other organizations; interplay of the candidates’ experience, background and skills with that of other board members; and the extent to which the candidate would otherwise be a desirable addition to the board or its committees. Nominees must have a background that demonstrates an understanding of business and financial affairs, and should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government. The Nominating and Governance Committee Charter identifies the following core areas that should be represented on the board: accounting and finance; business judgment; management; crisis response; financial and real estate/construction industry knowledge; technology and data management expertise; leadership; and strategic vision. A first-time nominee should be highly respected and active in his or her profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. To help assure that the director has the necessary time to effectively function as a director, the Nominating and Governance Committee Charter prohibits a director from serving on more than three boards of publicly-held companies in addition to the Company. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest that would interfere with that person’s duty of loyalty.

When considering directors for re-nomination, in addition to the above criteria, the Nominating and Governance Committee also heavily weights the existing director’s record of service on the board by assessing and reviewing such director’s contributions to the board and the Company. Assuming satisfactory performance, an existing director will generally be re-nominated absent specific need by the Company to change the mix of directors. Significant job or employment changes or changes in other board memberships are also considered in determining whether to re-nominate an existing director. Further, the Nominating and Governance Committee Charter provides that if a director experiences a change in employment (other than a promotion or retirement), he or she must submit a resignation letter to the board; the board will decide to accept the resignation or not based on its determination of whether the change will adversely affect the board or the Company. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.

While the board does not have a separate formal diversity policy, it is the Company’s and the board’s policy to identify qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, and the Company seeks to ensure the fair representation of shareholder interests on the board through the criteria set forth above. The board believes that the use of the Nominating and Governance Committee’s general criteria, along with non-discriminatory policies, will best result in a board that shows diversity in many respects. The board believes that it currently maintains that diversity.

Board Meetings and Committees

The Bank Mutual Corporation board of directors met seven times during 2016. Messrs. Boerke, Brown, Buestrin, Herr, Mielke, Olson and Shafir and Ms. Mauer are considered “independent” under the rules of The Nasdaq Stock Market. While Nasdaq rules provide that a former executive officer may be considered independent beginning three years after the end of such service, the board has deferred any determination concerning Mr. Crowley Jr.’s independence. All members of the Audit, Compensation and Nominating and Governance Committees are “independent.” As part of the board meetings, independent directors regularly met without management or non-independent directors present. Mr. Mielke informally chairs those executive sessions. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

When making determinations regarding director independence, the board of directors considers The Nasdaq Stock Market rules and also reviews other transactions and relationships involving the Company, which are described, or of the types described, in “Certain Transactions and Relationships with the Company.” The board has not considered ordinary course of business banking transactions with the Bank, such as a banking relationship with a trust for Mr. Buestrin’s daughter, to be an impediment to independence, so long as the transactions meet the standards described in “Certain Transactions and Relationships with the Company.”

Board Leadership Structure. Historically, the Company had combined the positions of Chairman and Chief Executive Officer because the board believed that, based on the highly-regulated nature of the financial institutions industry and the increased frequency of interactions with the regulators in recent periods, it was important that the Chairman be very familiar with the industry and the Company’s operations.

From time to time, the Company re-evaluates whether to combine or separate the Chairman and Chief Executive Officer positions. One occasion for doing so was Mr. Crowley Jr.’s decision to retire as Chief Executive Officer in 2013. Given Mr. Crowley Jr.’s long history of leadership within the Company and experience in the financial institutions industry, the Company believed that it was appropriate for Mr. Crowley Jr. to continue to serve as a non-executive Chairman and, therefore, separated the Chairman and Chief Executive Officer positions following Mr. Crowley Jr.’s retirement. Although Mr. Crowley is a former executive of the Company, he has not served as a Company executive officer for more than three years and the board currently believes that this is appropriately counter-balanced by the fact that all but one of the other directors are independent and that the independent directors meet in executive session at each board meeting. While the board has not formally appointed an independent lead director, Mr. Mielke has traditionally served as the independent directors’ designee for relaying information from the independent directors of the board to management and effectively has undertaken many of the same responsibilities that an independent lead director would have.

Audit Committee. The Audit Committee is responsible for, among other things, assisting the board in: fulfilling its fiduciary responsibilities as to the Company’s accounting policies, reporting practices and controls and the sufficiency of auditing relating thereto; assuring the independence and qualifications of the outside auditors, the integrity of management and the adequacy of disclosures to shareholders; evaluating the performance of the Company’s independent registered public accounting firm; and reviewing related party transactions and potential conflict of interest situations.

The Audit Committee met four times in 2016. On behalf of the Audit Committee, Mr. Brown, its chair, also regularly consulted with the independent registered public accounting firm about the Company’s periodic public financial disclosures and participated in eight calls relating to SEC-filed documents and financial disclosures. See also “Report of the Audit Committee” and “Independent Registered Public Accounting Firm” for other information pertaining to the Audit Committee.

The current members of the Audit Committee are Mr. Brown (Chairman), Ms. Mauer, Mr. Mielke, Mr. Olson, and Mr. Shafir. The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. In addition, the board has determined that at least Mr. Brown meets the SEC’s definition of “audit committee financial expert.” The board’s determination was based in part on Mr. Brown’s 37 years of employment and public company auditing experience with KPMG LLP, an international public accounting firm. The board has also determined that Ms. Mauer and Messrs. Mielke, Olson and Shafir are “financially sophisticated” within The Nasdaq Stock Market rules. Each of Ms. Mauer and Messrs. Mielke and Olson has served as an executive officer of companies, and as such has regularly had responsibility for the companies’ financial affairs as well as financial matters for projects undertaken by the companies. Mr. Shafir has a Masters of Business Administration degree and has worked for many years covering the financial institutions industry. Both Ms. Mauer, as a CEO, and Mr. Olson, as a chief operating officer of a division, have had primary responsibility for financial performance and reporting of the company and the division, respectively.

Compensation Committee. The current members of the Compensation Committee are Messrs. Mielke (Chairman), Boerke, Buestrin and Olson. The Compensation Committee held three regular meetings during 2016. The Compensation Committee reviews and either establishes, approves, or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also “Compensation Discussion and Analysis” for other information pertaining to the Compensation Committee, including information about the Compensation Committee’s policies and procedures, and “Risk Management and Compensation” concerning the Compensation Committee’s consideration of risk in making compensation determinations.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee served as an officer or employee of the Company, the Bank or a Bank subsidiary, nor did any of them have any other reportable interlock. For a description of the Company’s policies with respect to loans to and other banking transactions with officers, directors and employees, see “Certain Transactions and Relationships with the Company.”

Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Messrs. Mielke (Chairman), Brown, Buestrin and Herr. The Nominating and Governance Committee held three meetings in 2016. The Nominating and Governance Committee considers nominees for director positions and also evaluates and oversees other corporate governance and related issues. The Nominating and Governance Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders and evaluate them in accordance with its established criteria. See “Director Attributes” and “Selection Criteria for Directors” above.

The Nominating and Governance Committee will consider proposed nominees whose names are submitted to it by shareholders, and evaluates all proposed nominees from shareholders the same regardless of who has made the proposal. If a shareholder wishes to suggest a name for the Nominating and Governance Committee to consider for a director position, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of the corporate secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Nominating and Governance Committee. (Other nominations should be submitted to the corporate secretary in accordance with the procedures set forth in the Company’s bylaws.) The Nominating and Governance Committee believes that this process for considering shareholder nominations is adequate given the lack of suggestions received from shareholders in the past. The Nominating and Governance Committee reviews periodically whether additional policies should be adopted. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees who have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.

Executive Committee. The current members of the Executive Committee are Messrs. Crowley Jr. (Chairman), Buestrin, Mielke and Olson. The Executive Committee did not meet in 2016. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.

Committee Charters. The board of directors has adopted charters for the Audit, Compensation and Nominating and Governance Committees. The Company will continue to respond to and comply with SEC and The Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation and Nominating and Governance Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at the internet address above.

Other Board and Corporate Governance Matters

Communications between Shareholders and the Board. Any shareholder communication that is sent to the board in care of the chief executive officer, the corporate secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint for which shareholder status is not relevant. The chief executive officer and the corporate secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company’s website, any communications to the board of directors should be sent to it in care of the chief executive officer or the corporate secretary.

Director Attendance at Annual Shareholders’ Meeting. Bank Mutual Corporation expects all of its directors to attend the 2017 annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders’ meeting to facilitate directors’ attendance at both. All directors attended the 2016 annual meeting of shareholders.

Code of Ethics and Code of Conduct. As a long-standing part of the Company’s and the Bank’s corporate governance practices, the Bank has had for many years a code of ethics and a code of conduct. Bank Mutual Corporation has built on these codes to reflect current circumstances and SEC and Nasdaq definitions for such codes, and currently has a vision statement, a code of ethics and a code of conduct for itself, the Bank and its other subsidiaries. Among other things, these codes include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement, code of ethics and code of conduct on its corporate website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If further matters are documented, or if these documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at the internet address above.

Board Role in Risk Oversight. The board believes that long-term, sustainable value creation and preservation is attainable through the prudent assumption and management of both risks and potential rewards, and the Company’s board as a whole takes a leading role in overseeing the Company’s overall risk tolerances. The members of the Company’s board also comprise the Bank’s board and, therefore, are aware of and can report to the entire Company board regarding the Bank’s risk-related policies, and help implement oversight by the Company’s board. The financial institutions industry is highly-regulated: the board of the Bank maintains and considers compliance with various extensive formal policies that are reviewed and approved annually to ensure that the Bank and its policies comply with applicable regulations. The policies include, among other matters, those related to interest rate risk, business continuity risk, lending and underwriting, regulatory compliance, environmental risks, insider trading, codes of ethics and conduct, internal controls, information security and information technology risk management.

In addition, the Compensation Committee of the Company’s board of directors also considers risk when making compensation determinations so as not to encourage excessive risk-taking. See “Risk Management and Compensation” below.

DIRECTORs’ COMPENSATION

Retainer and Meeting Fees

The Company. In 2016, Bank Mutual Corporation’s directors who are not officers received a $16,000 annual retainer for serving as a member of the board of directors. Each director also received a fee of $1,600 per board meeting attended, the Chairs of the Audit and Compensation Committees received $1,500 for each Committee meeting, and each other non-officer director received $600 for each meeting attended of a committee of which the director is a member. For purposes of determining fees, meetings include conference calls in which committee chairs and/or other representatives participate to review Company disclosures and filings. For 2017, fees remain unchanged. Company directors, other than Mr. Shafir, also serve as the directors of the Bank; compensation for service on the Bank’s board of directors is described below.

The Bank. All of the Company's directors, other than Mr. Shafir, were also directors of the Bank in 2016. The Bank does not pay a retainer fee to its directors. In 2016, each director received a $1,600 fee for each board meeting attended, and each non-officer director received a $1,500 fee for attending an executive committee meeting. For 2017, the fees remained unchanged. Messrs. Baumgarten, Boerke, Buestrin, Crowley Jr. and Olson were members of the Bank’s executive committee in 2016. Each individual who served as a director of the Bank or as a member of its executive committee in 2016 is expected to continue as such in 2017.

Stock Incentive Plans

Bank Mutual Corporation directors are eligible to participate in the Company’s 2014 Incentive Compensation Plan (the “2014 Incentive Plan”) and were previously eligible to participate in the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”) prior to its expiration in 2014. The awards to date under the 2014 Incentive Plan vest one third annually, and those under the 2004 Stock Plan vest 20% per year, subject in both cases to accelerated vesting in the event of a change in control of the Company, or the recipient's death or disability. To recognize the additional responsibilities placed on directors as a consequence of recent legislation, the more stringent regulatory climate and the challenges in the weak economy, the Compensation Committee began to grant awards to directors annually in 2011. Continuing recent practice, the Compensation Committee did not grant options to non-officer directors in 2016, but granted 1,800 shares of restricted stock to each then serving non-officer director on January 19, 2016. The Compensation Committee granted 1,580 shares of restricted stock to each non-officer director, other than Mr. Shafir, on January 17, 2017. Under the terms of the Clover Agreement, Mr. Shafir is not eligible to receive equity grants.

Deferred Plans for Directors

The Company maintains a deferred retirement plan for its current non-officer directors (other than Mr. Olson, who is covered by the First Northern plan described below, and Mr. Shafir). Non-officer directors who have provided at least five years of service will be paid $1,333 per month for 10 years (or, if less, the actual number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. As of December 31, 2016, all of the then-existing eligible non-officer directors’ benefits have vested, other than for Ms. Mauer, who became a director in 2014. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Company has funded these arrangements through “rabbi trust” arrangements and, based on actuarial analyses, believes these obligations are adequately funded. The plan may be amended by the Company’s board of directors, although a plan amendment generally may not impair the rights of persons who are receiving benefits under the plan. Under the terms of the Clover Agreement, Mr. Shafir is not eligible to participate in the deferred plan for directors.

A similar deferred retirement plan of First Northern established prior to its acquisition by the Company in 2000 terminated upon First Northern’s merger into the Bank in 2003. Mr. Olson has vested benefits under that plan, but does not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months after the end of First Northern board service or until the director’s death, if earlier. Payments under that plan to Mr. Olson began in 2003 as a consequence of the merger of First Northern into the Bank and are continuing.

Other

In 2017, the Board adopted director stock ownership guidelines. The guidelines generally require each director to own shares valued at least three times the annual retainer not later than five years after joining the board. In the event of a subsequent increase in the retainer amount, a director shall have five years from the date of that retainer increase to achieve the related increased ownership amount. Each director’s compliance with, or progress towards compliance with, the stock ownership guidelines will be reviewed annually by the Nominating and Corporate Governance Committee. All directors who have served for more than five years are in compliance with the policy.

See “Executive Compensation” for compensation paid to, and other compensatory agreements with, Mr. Baumgarten during 2016 as an executive officer and employee of Bank Mutual Corporation and the Bank. See also “Retirement Benefits” below for information on amounts paid to Mr. Crowley Jr. as retirement benefits from his prior employment with the Company.

Directors’ Compensation Table

Set forth below is a summary of the compensation paid to each person who served as non-officer director in fiscal year 2016:

Directors’ Compensation Table

2016

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Mr. Boerke	82,700	13,122	0	0	95,822
Mr. Brown	56,800	13,122	0	0	69,922
Mr. Buestrin	84,500	13,122	0	0	97,622
Mr. Crowley Jr.	80,900	13,122	0	0	94,022
Mr. Herr	47,600	13,122	0	0	60,722
Ms. Mauer	49,400	13,122	0	24,097	86,619
Mr. Mielke	55,100	13,122	0	0	68,222
Mr. Olson	85,100	13,122	0	12,000	110,222
Mr. Shafir	22,000	0	0	0	22,000

(1)	Includes annual retainer, meeting, committee and chairmanship fees for services on the board of the Company and, when applicable, the Bank. For director fees paid to Mr. Baumgarten, see the “Summary Compensation Table” below.

(2)	The Compensation Committee did not grant options to non-officer directors in 2016, but granted 1,800 shares of restricted stock to each non-officer director on January 19, 2016. The shares (1,800 shares in the original grant) vest in annual installments of 33% each beginning January 19, 2017. The amounts shown reflect the grant date fair value computed in accordance with ASC 718 for grants and awards under the 2014 Stock Plan. ASC 718 requires the Company to recognize compensation expense for stock options, grants of restricted stock and other stock-related awards granted to employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 11 to the Company's consolidated financial statements. See the following table for information regarding all outstanding awards to non-officer directors.

The ultimate value of the options will depend on the future market price of Company common stock, which the Company cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of Company common stock as compared to the exercise price when the option is exercised.

(3)	Represents, in the case of Mr. Olson payments under the First Northern directors’ deferred retirement plan. In the case of Ms. Mauer, it represents benefits accrued during the fiscal year under the Company’s deferred retirement plan for directors, based on a partial year of service. The deferred compensation payments for the other non-officer directors were fully vested as of December 31, 2015, and no earnings accrue thereon in 2016. Excludes Mr. Crowley Jr.’s benefits as a retired employee of the Company; see “Retirement Benefits” below.

*    *    *

Each non-officer director who served as a director in 2016 had the following equity awards outstanding as of the end of fiscal 2016. For information regarding options and restricted stock held by Mr. Baumgarten, see the “Outstanding Equity Awards at Fiscal Year-End” table below.

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) (2)	Number of Shares of Stock That Have Not Vested (#) (3)
Mr. Boerke	64,500	3,600
Mr. Brown	64,500	3,600
Mr. Buestrin	48,500	3,600
Mr. Crowley Jr. (3)	57,000	15,640
Mr. Herr	48,500	3,600
Ms. Mauer	7,500	3,600
Mr. Mielke	48,500	3,600
Mr. Olson	48,500	3,600
Mr. Shafir	0	0

(1)	The options generally expire upon on the earlier of (i) 10 years from the date of grant or (ii) termination of service as a director, except that directors and executive officers have: (x) one year after death or termination due to disability to exercise options, whether or not exercisable at the time of such death or termination, or (y) one year upon a termination other than for cause to exercise options that were exercisable at the time of such termination.

(2)	Options vest 20% per year in each of the five years after the grant date, or earlier in the event of a change in control of the Company, death or disability. The following option shares had vested as of December 31, 2016: Messrs. Brown and Boerke – 52,600 each; Crowley Jr.– 42,200; Messrs. Buestrin, Herr, Mielke, and Olson – 36,600 each; Ms. Mauer - 3,000.

(3)	Stock awards vest 33% per year in each of the three years after the grant. However, Mr. Crowley’s shares include 12,040 option shares that vest 20% per year in each of the five years after the grant date. These shares were awarded to Mr. Crowley Jr. while he was still an employee of the Company.

Employee Retirement Benefits

As a consequence of his retirement and his former employment by the Company, Mr. Crowley Jr. participates in the Company’s qualified defined benefit pension plan and the Supplemental Plan, both as described in “Executive Compensation” below. In addition to payments under the qualified plan determined in the same manner as for other retirees, Mr. Crowley Jr. also received $720,490 in 2016 under the Supplemental Plan, which amount was paid out of a rabbi trust maintained by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company’s directors, executive officers and any person holding more than 10% of Company common stock are required to report their initial ownership of the common stock and any change in that ownership to the Securities and Exchange Commission (“SEC”). Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.

The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2016. In making that disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Summary. The board’s Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Compensation Committee” or the “Committee”) makes decisions relating to Company compensation consistent with an intent to use compensation to attract and retain talented and highly-experienced personnel and to provide incentives for such personnel to maximize corporate performance. The major elements of compensation that the Committee uses to achieve these goals are driven by competitive market pressures and include:

•	fixed salaries, which are intended to provide the Company’s executive officers with a predictable stream of income for their living expenses, in an amount commensurate with their duties and responsibilities and which is competitive with peer companies;

•	possible annual cash incentive bonuses, which tie potential additional cash compensation to specified objective Company financial goals and specific individual performance goals;

•	stock-based compensation, which is intended to further align the interests of executive officers and shareholders and incent executive officers by providing economic rewards tied to increases in shareholder value; and

•	longer-term compensation, including retirement benefits and protections in the event of a change in control, which are intended to retain executives and reward long-term service and contributions to the Company and provide a degree of security to executive officers to maintain their focus on corporate goals.

In addressing these elements, the Company is aware that there is a high degree of competition for the services of talented employees, particularly those with significant experience in the financial institutions industry. The Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company.

In recent years, after considering the results of the say-on-pay vote and discussions with various shareholders which expressed questions or concerns regarding some compensation practices, and in consultation with the Committee's compensation consultant, the Committee has adopted a number of changes to its incentive-based compensation programs. These changes are intended to better align compensation with Company performance and, thereby, the interests of shareholders. As changes for 2015, 2016 and 2017, the Company:

•	increased the portion of compensation that is performance based by increasing potential incentive amounts as a percentage of salary, while limiting salary increases and the maximum incentive payment levels;

•	added a third performance metric - return on average assets - for annual cash incentive compensation determinations;

•	focused on grants of restricted stock units rather than stock options for equity awards in accordance with emerging industry best practices;

•	eliminated purely numerical goals for new account openings from employee compensation to focus on qualitative factors;

•	completed the freeze of the defined benefit pension plan, effective in 2016;

•	in 2017, adopted changes to the 401(k) Plan to qualify for “safe harbor” protections; and

•	implemented an Executive Compensation Clawback Policy, and incorporated specific provisions in all new awards and grants.

In fiscal 2016, the Board has also adopted stock ownership guidelines for the President/CEO and other executive officers to promote ownership of Company stock and to further the identification of Company management with shareholders.

Committee Composition. The Company's board of directors has established a Compensation Committee to determine salaries of executive officers and make other compensation and benefit plan decisions. The Committee made compensation determinations for 2016, and expects to continue in that role going forward, including for 2017. All members of the Committee are independent directors.

Compensation Philosophy. In determining compensation, the Committee has recognized that the Company must provide its executive officers and key employees a market-competitive compensation package in order to attract, motivate and retain talented and highly-experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions, including banks, savings banks and savings associations, so as to be neither unduly generous nor lagging behind other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly-held institutions, and noted the effect on prior compensation. In particular, the Committee has sought to especially recognize and reward contributions and service to the Company over an extended period of time; the Committee believes that the Company greatly benefits from such continuity of experience.

The Committee has the ultimate authority within the Company to make fundamental decisions as to the types of compensation plans offered by the Company to its executive officers, as well as to determine compensation levels under those plans. From time to time, the Committee uses outside consultants or advisors to assist it in analyzing the Company’s compensation programs and determining appropriate levels of compensation and benefits. The Committee has full discretion as to whether to use compensation consultants or other third party services, as well as the identity and compensation of such persons or entities.

In considering changes effective in 2015, the Committee retained and continues to retain McLagan, an independent compensation consulting firm specializing in the banking industry, and a business unit of Aon Hewitt, to provide compensation information for executive officers, advice regarding potential changes to compensation practices to better align with shareholder interests and developing practices, and in connection therewith to review and make recommendations regarding the cash incentive plan and other plans and their implementation to better align them with Company goals and the creation of value for shareholders. Prior to engaging McLagan to perform its review and other services, the Committee considered the relevant factors set forth in SEC and Nasdaq rules and determined that McLagan is sufficiently independent to appropriately advise the Committee on such matters and that its relationship with McLagan does not give rise to any conflict of interest. The Committee has renewed that determination when continuing to retain McLagan.

In its initial 2014 review for 2015 compensation changes, McLagan, with input from the Company, developed a custom peer group of publicly held bank holding companies to which the Committee could compare and benchmark the Company's compensation. Those peers were chosen due to their size, Midwestern location and similar credit quality profiles.

From time to time, the Company also uses other third-party compiled compensation information to assist in making compensation decisions. For example, for fiscal 2016 and 2017 compensation comparisons, the Committee referenced general market information compiled by McLagan for its survey of Midwest regional and community financial institutions with total assets between $1 billion and $3 billion, which for 2016 consisted of the following institutions (certain of which have subsequently been acquired):

Anchor Bancorp	Glenview State Bank	Nicolet National Bank
Bank First National	iAB Financial Bank	Northwest Bank
Bank Mutual	KleinBank	QCR Holdings
Baylake Bank	Macatawa Bank	Republic Bank of Chicago
First Bank of Highland Park	Midland States Bank	Standard Bank and Trust Company
First Business Financial Services	MidWest One Financial Group	The National Bank of Indianapolis
First Community Financial Partners	Minnwest Bank	Think Mutual Bank
First Internet Bank of Indiana	MutualFirst Financial	Your Community Bancshares

As a federally-regulated savings bank holding company, the Company is subject to various laws and regulations that govern the compensatory plans, programs, agreements and arrangements established by the Company and the Bank. The Committee therefore establishes compensation in a manner intended to conform with those laws and regulations. In addition, compensation decisions, like all others, must be made with the safety and soundness of the regulated institution in mind. See also “Risk Management and Compensation” below.

The Committee also considers the results of advisory “say-on-pay” shareholder votes when making compensation decisions and have reached out to certain significant shareholders who expressed concern with the Company's practices in that vote as well as having retained McLagan to advise on ways to better align Company practices with the creation of shareholder value, and to better link pay and performance. The Company holds such votes annually, and the Company’s shareholders have voted to approve the compensation of the Company’s executive officers at each previous annual meeting for which there was such an advisory vote. At the 2016 annual meeting, 82% of the shares voted on the matter voted for approval. The Company has considered the vote results and subsequent discussions with shareholders; as such, the Company has begun to shift more compensation to be at-risk, performance-based compensation, implemented stock ownership guidelines and adopted a clawback policy.

In addition, upon request, other personnel of the Company (including from time to time executive officers) compile and summarize additional compensation and benefit related information for the Committee. For 2016, Mr. Baumgarten, Michael Dosland (Chief Financial Officer), and Terri Pfarr (Senior Vice President - Human Resources) provided these services. In addition, Mr. Baumgarten participated in discussions of, and made recommendations regarding, other executive officers’ compensation for 2016, but did not participate in discussions regarding his own. Mr. Baumgarten and Ms. Pfarr similarly participated for other executive officers’ compensation regarding decisions related to 2017.

Elements of Compensation. The Company, with the review of the Committee, offers various types of compensation to its executive officers and, in most cases, other employees in order to achieve and balance various corporate goals and remain competitive with other financial institutions. The Company’s corporate compensation goals include attracting and retaining highly-qualified employees, motivating those employees to achieve improved corporate results without encouraging unnecessary risk taking, and connecting employees’ interests with shareholders’ interests in order to induce long-term commitment to the Company through the provision of financial security in retirement and, in the case of executive officers, in the event of a change in control of the Company.

While the incentive compensation of the named executive officers other than the chief executive officer has historically been based partially on individual performance, in practice our assessment of personal performance and determination of incentive have generally been highly dependent on Company performance. In 2016, the Committee continued substantial variation based on individual performance, although incentive remains highly tied to overall Company performance, including the results of each named executive officer’s business area(s), or area of oversight.

Salary. The Company provides a significant portion of compensation through a fixed salary. The Committee believes that providing competitive base salary levels is important in attracting and retaining talent, as salary levels are often the initial point of consideration in a compensation package. The Committee also believes salary is important for providing officers with a steady and predictable source of income. Salaries are intended to be commensurate with an officer's duties and responsibilities and market competitiveness.

Cash Bonus/Incentives. The Committee considers it important to offer financial incentives to achieve corporate performance goals that are measured by specific financial metrics. Therefore, the Company provides annual cash incentives through its Management Incentive Compensation Plan (the “Management Incentive Plan” or “MIP”), as a part of, and permitted by, the cash incentive provisions of the 2014 Incentive Plan. Under the Management Incentive Plan, the Committee establishes Company financial performance criteria upon which cash incentives depend. The Committee believes it is important to align performance criteria with specific incentives to promote achievement of corporate financial goals. These goals are particularly targeted to the Company’s goals and results, and do not depend upon stock market performance, which can be heavily influenced by factors outside of the Company’s control and its own financial performance. The Committee believes that this creates further incentive for employees to achieve corporate goals and aims to establish goals that are reasonably achievable but do not encourage unnecessary risk taking.

Beginning for 2015, the Committee changed the way in which cash incentive compensation is determined. A third metric - return on average assets - was added to net income and earnings per share to determine the cash incentive based on Company performance. In addition, the target awards were increased somewhat (from 20% of salary to 30% for the CEO, and from 18% to 25% for other named executive officers) to increase the portion of cash compensation subject to performance goals; however, the maximum cash incentive was reduced from two times the target to 1.5 times the target as a more appropriate upper limit, and to better align with market practices. The target award was increased to align with peer group market data.

Individual goals are also set for the executive officers (other than the President and CEO, whose bonus solely depends on corporate performance) and employees, and a portion of their bonuses depend upon the achievement of these goals. The Committee believes that it is important to particularize some portion of the bonuses for these individuals to incent personal performance. However, in the case of executive officers, to recognize the importance of the Company-wide goals, these plan bonuses may be earned only if the Company also meets its corporate financial performance thresholds. Under the Company’s 2014 Incentive Plan, cash bonuses may now be awarded as Cash Incentive Awards under that Plan, as is the MIP. The Committee may determine from time to time the persons to whom and the times at which cash incentive awards will be granted. Conditions may be performance metrics which may be amended from time to time.

In addition, the Committee may from time to time award discretionary bonuses based on various factors and achievements, including for example, the successful completion of a specific project, achievement of meaningful business development or increased profitability, responding to adverse economic conditions, promotion to a new position or increased responsibilities, and case-by-case increases driven by competitive pressures and market conditions. No such discretionary bonuses were awarded in 2016 or recent years.

Stock-Based Plans. Historically, the Company and the Committee have promoted stock ownership by executive officers and provided incentives that link executive officers’ compensation to the returns experienced by Company shareholders. To accomplish that, the Committee has maintained a stock incentive plan (and, in prior years, utilized an employee stock ownership plan) to provide awards of Company common stock. Restricted stock grants issued under an equity incentive plan are intended to provide an additional equity stake in the Company with the goal of helping grantees be further aligned with other shareholders of the Company. Through January 2014, the Company granted stock options and made management recognition awards of shares of restricted stock under its 2004 Stock Incentive Plan (“2004 Stock Plan”). Under the 2004 Stock Plan, both options and restricted stock vest over five-year periods, in order to comply with regulations in place when the 2004 Stock Plan was adopted. These regulatory limitations do not apply to the 2014 Incentive Plan, which is drafted to permit the Committee greater flexibility to respond to the Company’s needs and establish conditions when the awards are made. In 2016, the Committee used three year vesting periods to better match general peer group practices, and has used that vesting schedule for 2017 year-to-date grants.

The 2004 Stock Plan was established in connection with the Company’s conversion from a mutual institution to a fully shareholder-owned institution. The Company’s and the Bank’s primary regulator at the time of the conversion had regulations that significantly controlled the types and provisions of plans that could be adopted shortly after conversion. Because the 2004 Stock Plan was adopted during those periods, it was limited by those regulations. In addition to stock options and shares of restricted stock, under the 2014 Incentive Plan, the Committee may also grant stock appreciation rights (which may be settled in stock or in cash), restricted stock unit awards, or performance share awards, which would be earned based upon the performance of the Company as compared to metrics set by the Committee. In this respect, the 2014 Incentive Plan provides the Committee with more flexibility than the 2004 Stock Plan.

The Committee will continue to consider in the future whether to continue annual grants, to revert to prior practices of more episodic grants, or to adopt a different approach. The Committee will also continue to consider whether performance criteria beyond time vesting should be used in connection with certain awards and whether other types of awards should be granted.

Retirement and Post-Employment Compensation. Retirement and Post-Employment Compensation. The Company maintains the now-frozen Bank Mutual Corporation Pension Plan (the “Pension Plan”), a defined benefit plan, and the Bank Mutual Corporation 401(k) Retirement Plan (the “401(k) Plan”), a defined contribution plan that also allows voluntary employee contributions. The Company has also maintained a non-qualified Executive Excess Benefit Plan (the “Supplemental Plan”), in which Mr. Baumgarten has participated.

The Company and its predecessors maintained the Pension Plan for approximately 55 years. However, based on reviews in 2012, in 2013 the Company began steps to close the Pension Plan to new participants. Effective December 31, 2015, the Committee fully froze benefits for all plan participants. Therefore, no participant earns any additional benefits under the Pension Plan or the Supplemental Plan after December 31, 2015. All of the executive officers who participated in the Pension Plan or the Supplemental Plan are subject to the pension benefit freeze, in the same manner as other plan participants.

At the same time, and as a result of these changes, Bank Mutual enhanced the benefits that it offers under the 401(k) Plan, its discretionary defined contribution savings plan, beginning in 2014 for employees affected by the changes in the Pension Plan because it believes that this benefit program positively contributes to employee morale and long-term employee well-being. The Company now matches contributions up to 1% of the employee's base salary on a dollar for dollar basis, and $0.50 for each $1.00 of employee salary deferral for the next 5% of base salary, up to a maximum of 3.5% of the employee’s base salary plus incentive compensation; the Company match vests over three one-year periods. Additionally, the 401(k) Plan includes a discretionary profit-sharing contribution for employees; for 2016, the Company made a profit-sharing contribution of 1% percent of total eligible earnings.

The Committee believes that, due to the freeze of the Pension Plan, it was appropriate to provide a more generous match to those employees under the 401(k) Plan to remain competitive in the marketplace and make up for some of the lost pension benefit. In 2015, the Company also limited new investment in the 401(k) Plan’s Company Stock Fund to 20% of an individual’s total 401(k) Plan balance to further encourage diversified retirement planning. The Committee will continue to regularly review the Company’s retirement benefit programs and will continue to consider changes when and if appropriate.

The Company previously maintained the Supplemental Plan because it believed that it is not appropriate to provide certain individuals with a retirement benefit that is proportionately less than the benefits provided to other employees simply due to the Internal Revenue Code’s (the “Code”) limits on covered salary and/or years of service that may be considered in a tax-qualified retirement plan; however, benefits were frozen several years ago.

Employment Agreements. The Company has employment agreements with Messrs. Baumgarten, Dosland, Fikejs, Mayne, Larson, Lawton and certain other officers. These agreements include change in control provisions. The Committee believes it is important to have agreements, including change in control provisions, to provide security to the executive officers in view of their long-term dedication to the Company, which the Company, in turn, believes will facilitate those officers’ commitment and dedication to the Company, especially in cases where Company interests may otherwise diverge from a personal interest. The Committee believes this is particularly important in the case of a potential acquisition. The change in control provisions utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.

Other Benefits. Executive officers qualify for the same group health, life and disability insurance benefits as other full-time salaried employees of the Company. The Committee believes that these insurance benefits are generally important to address market conditions and attract and retain qualified employees. In addition, the Company reimburses officers and other high-level employees for approved memberships in certain civic and industry groups, appropriate attendance at related functions and, in the case of Mr. Baumgarten, the cost of club memberships used exclusively for appropriate business entertaining. However, because these expenses are reimbursed only if and to the extent they are specifically incurred for business purposes, these are not considered by the Committee to be “perquisites” or personal benefits to these persons. The Committee seeks to minimize any benefits or “perquisites” for executive officers which are not on the same terms and conditions as other salaried employees; however, certain executives receive use of a business automobile and/or a car allowance, which is not on the same terms as other salaried employees due to their significant business travel.

2016 Annual Compensation Determinations. The Committee makes determinations of salary and cash bonus incentives, and decisions relating to awards of stock-based incentives, on an annual basis. The following paragraphs discuss the Committee’s determinations for 2016, and include the results under the annual cash incentive plan for 2016.

Base Salary. In determining the base salary of executive officers for 2016, the Committee reviewed, among other things, peer group information gathered by Committee members and management and the historical compensation of the officers and the performance of the Company, as well as McLagan’s studies of peer institutions. The Committee also prepared tally sheets summarizing compensation, awards and vesting over the past several years under the various plans and arrangements under which the officers receive compensation and benefits. In addition, Mr. Baumgarten provided the Committee with salary recommendations for each executive other than himself. In determining salaries, the Committee also considered the potential levels of compensation under the case incentive plan, which is heavily performance based, as well as the stock-based awards were granted in recent years. After reviewing the various materials and considering management’s recommendations, the Committee discussed each executive individually and decided his or her base compensation for the upcoming year.

The following table contains information showing the percentage increase in base salary that each of the named executive officers received in 2016.

Name	Year End 2016 Base Salary ($)	Increase in Base Salary Over 2015 (%)
Mr. Baumgarten	700,000	0
Mr. Dosland	249,850	4.0
Mr. Fikejs	250,000	4.5
Mr. Mayne	247,443	3.0
Mr. Larson	247,038	2.5
Mr. Lawton	220,486	6.0

Mr. Baumgarten’s salary remained the same because, while the Committee was pleased with his performance, the Committee focused on incentive awards for potential increased compensation. The salary increase for other executive officers for 2016 reflected their satisfactory personal performance and adjustments necessary to keep their base salaries competitive with other individuals performing similar functions within the reviewed peer group, and varied based on 2016 personal performance, market factors and other factors.

Cash Bonus/Incentives. For fiscal 2016, annual cash bonus payments were determined under the MIP. Under the MIP, a portion of each participant’s (other than the CEO and President’s) incentive opportunities is based on corporate performance and a portion on individual performance. The MIP provides bonus payments depending on whether the Company achieved various threshold, target or maximum levels of performance. The Committee used net income, diluted earnings per share and return on average assets (which was an additional metric added for 2015) as the performance metrics for 2016 the target levels represented the level of achievement for each metric as contained in the Company’s budget. The Compensation Committee believed it was appropriate to set the target level at the budgeted number because the budget represented a satisfactory level of performance for the Company for the year and was a reasonable increase in performance over the prior year results. The Committee also believed that the budgeted numbers were appropriate because they balanced an increase in Company financial performance while still maintaining the Company’s ongoing conservative operating principles and not encouraging unnecessary risks, and because it believes that the targets were reasonably achievable given maximum effort.

The metrics used for corporate performance incentive in fiscal 2016, and the Company’s actual performance, are set forth in the following table.

Corporate Performance Metrics	Goal Weight	Threshold	Target (Budget)	Maximum	Actual	Actual (as % of Target)
Net Income (millions)	33.3%	$12.2	$15.3	$23.0	$17.0	111%
Diluted EPS	33.3%	$0.26	$0.33	$0.50	$0.37	112%
Return on Average Assets	33.3%	0.48%	0.60%	0.90%	0.66%	110%
					Total	111%

The actual amount of the bonus pool for all participants would be determined based upon the Company’s performance with respect to the financial criteria mentioned above; however, the actual bonus paid to each individual would be determined only after also considering individual performance, as discussed further below. For 2016, each Company performance criterion was weighted equally to determine overall performance against the targets. As discussed above, target cash incentives were 30% of the base salary for Mr. Baumgarten and 25% for the other eligible named executive officers, but the maximum cash incentive remained reduced to 150% of target from the 200% used prior to 2015.

Under the MIP in 2016, 50% of the bonus for the eligible named executive officers (excluding Mr. Baumgarten) was connected to individual performance goals and the other 50% of bonuses was connected to corporate performance. Mr. Baumgarten’s incentive was based solely on Company performance. This split was intended to impose significant personal performance accountability on MIP participants. When determining incentives based on individual performance, the Committee determined that such amounts should overall approximate 111% of target except in the case where individual performance fell below or exceeded expectations. The CEO then reviewed the performance of the named executive officers with respect to the budgeted goals and targets set for their areas of business responsibility, along with their other assigned personal objectives. The CEO also considered other subjective facets of the NEOs’ performance (including the NEOs’ self-evaluations).

The following table shows the goal weighting, the incentive opportunity, and the actual incentive earned for 2016 performance for each named executive officer.

	Goal Weightings		Incentive Opportunity (as % of salary)			Actual Incentive
Executive Officer	Corporate	Individual	Threshold (80% of target)	Target	Maximum (150% of target)	% of Salary	$ Value
Mr. Baumgarten	100%	0%	24%	30%	45.0%	33.3%	233,100
Mr. Dosland	50%	50%	20%	25%	37.5%	26.8%	67,000
Mr. Fikejs	50%	50%	20%	25%	37.5%	28.0%	70,000
Mr. Mayne	50%	50%	20%	25%	37.5%	26.7%	66,000
Mr. Larson	50%	50%	20%	25%	37.5%	24.3%	60,000
Mr. Lawton	50%	50%	20%	25%	37.5%	30.8%	68,000

Mr. Dosland’s assessment was based on the overall asset/liability management for the Company, management of the investment portfolio, and maximization of the use of capital. Among other things, Mr. Dosland’s area exceeded budget on sales on loans to the secondary market and executed significant investment security purchases and swaps in 2016. Mr. Dosland’s area also assisted in the decision making to increase yield on investment purchases, resulting in increased future interest income from securities purchased in 2016.

Mr. Fikejs’ assessment was based on his exemplary performance in planning, organizing and controlling the day-to-day operations.  In 2016 Mr. Fikejs assumed the responsibility for the Marketing, Legal and Compliance areas in addition to overall operations. His notable accomplishments included providing oversight and management of the strategic planning process, leading an expense initiative team; redeploying savings into customer facing technology solutions, enhancing the branch rationalization process, managing fraud losses, and developing and implementing various related processes.

Mr. Mayne’s assessment was reviewed based on criteria related to the overall improvement in credit quality, supervision over the loan portfolio and performance in managing the relationships with our main regulators.  The bank’s non-performing loans, real estate owned and non-performing assets as a percent of total assets all decreased in 2016. Regulatory relationships were satisfactory.

Mr. Larson’s performance was evaluated on the overall results of the commercial banking and treasury management areas.  Commercial lending group did not hit its target for new loan production, but did increase in net funded loans, non-interest bearing checking balances and service charges.  Not every aspect of the treasury management area met budget but that area achieved overall improvement in 2016 over 2015.

Mr. Lawton’s assessment included loan growth, deposit growth, fee income, portfolio management and credit quality.  Mr. Lawton’s area exceeded budget in loan production, SWAP fee income and total fee income.  As noted, credit quality improved. His assessment included additional subjective factors such as staff retention and leadership.

Based upon those considerations and reviews, the CEO recommended incentive levels for each of the executive officers’ individual performance, which recommendations were reviewed and approved by the Compensation Committee. On an overall basis, incentive based on individual performance varied from 2% to 33% for all participants in the MIP, including executive officers and others.

Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that aligns officers’ interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The Committee reviewed the Company’s financial results, and the performance of the Company’s stock, in 2015, and in order to continue to further align the interests of certain key employees with the interests of the Company’s shareholders, in January 2016 the Committee again did not grant stock options to executive officers, but granted restricted shares to various persons, including the executive officers. Awards were generally lower in share numbers than in 2015 as the Committee believed that a reduced amount would be sufficient to remain competitive with the marketplace, based on market information provided by the McLagan survey. Awards to the named executive officers are set forth in the following table.

Executive Officer	Restricted Stock (# of Shares)	Grant Date Fair Value ($)
Mr. Baumgarten	20,800	151,632
Mr. Dosland	9,400	68,526
Mr. Fikejs	9,400	68,526
Mr. Mayne	8,700	63,423
Mr. Larson	8,700	63,423
Mr. Lawton	9,400	68,526

Similarly, in January 2017, the Committee granted certain officers and key employees shares of restricted stock although the reward levels to the named executive officers were below those in 2016 as a result of Company performance, the level of outstanding awards from prior years and market competitiveness factors. Again, no options to purchase shares were granted to the named executive officers on this date as a result of the Committee's determination to focus on restricted stock awards to promote additional equity ownership by the executive officers and other eligible employees.

Other Benefits. In 2016, Mr. Baumgarten received use of a gasoline credit card and monthly automobile allowance, valued at $5,200 for the year, which benefits were not on the same terms as other salaried employees.

Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the CEO, the Committee continued a transition of CEO compensation to more incentive-based compensation because the Committee continues to believe that that type of compensation provides well-targeted incentives and encourages employees to strive to achieve corporate goals. Typically, in making its determinations, the Committee reviews the CEO’s performance and goals during the prior year and also considers the substantial roles of the CEO in the Company and the Bank to determine an appropriate salary level for the CEO. The CEO also receives meeting fees for service on the Company’s and the Bank’s boards of directors.

In 2016, as noted above, Mr. Baumgarten’s salary was kept the same so as to focus potential increases in compensation on incentive compensation awards. In addition, for 2016, Mr. Baumgarten earned a bonus under the MIP equal to 111% of the target amount because the Company performed somewhat above the financial targets set forth in MIP, and his incentive compensation is based wholly on corporate performance. In accordance with long-standing company policy, in 2016, Mr. Baumgarten also received $8,000 in meeting fees related to service on the Company’s board and $19,200 in meeting fees related to service on the Bank’s board.

Retirement Benefits. Mr. Baumgarten previously participated in the Company’s Supplemental Plan in addition to the Pension Plan prior to that freeze. The decrease in the actuarial present value of pension benefits under the Supplemental Plan during 2015 (which includes the effects of the discount rate used to calculate the present value) for Mr. Baumgarten was $8,313 and is included along with that data for the Pension Plan in the Summary Compensation Table. For more information about the change in the present value of all pension benefits, see footnote 4 to the “Summary Compensation Table” and the “Pension Benefits” table below. Mr. Baumgarten is now subject to the freeze of future pension benefits under both the Pension Plan and the Supplemental Plan in the same manner as other employees.

Employment Agreements/Change in Control Provisions. The Company maintains employment agreements, which include change in control provisions, with Messrs. Baumgarten, Dosland, Fikejs, Mayne, Larson, and Lawton. See “Executive Compensation–Employment Agreements and Potential Payments Upon Termination or Change in Control” below. The Company has entered into these employment agreements, and the Committee generally continues to renew them on an annual basis, because it believes that the agreements provide an appropriate degree of security for these officers which, in turn, enhances their continuing efforts to pursue Company goals, even in situations where they may not align with their personal interests. The employment agreement with Mr. Baumgarten is more extensive than those of other executives, in recognition of his more extensive responsibilities. The form of employment agreement is the same for Messrs. Dosland, Fikejs, Mayne, Larson, and Lawton. Mr. Baumgarten’s agreement has a rolling two-year period; the agreements with the other executives have a one-year term. The employment agreements are renewed annually and may be extended. Mr. Baumgarten’s agreement is currently renewed through the end of 2018 and the other executives through the end of 2017.

The employment agreements and the forms of equity award agreements include provisions that provide additional protections to the employees in the event of a change in control of the Company. The Committee believes it is important to have these types of agreements with the executive officers in order to provide them with incentives to fully consider transactions that may be in the Company’s best interest, but which may jeopardize the security of their individual positions. The Company has adopted particular change in control provisions in an attempt to balance the terms and potential cost of these provisions in the event of a change in control, which the Committee believes to be quite modest, with a meaningful degree of security to the affected personnel. In particular, the change in control provisions in the Company’s employment agreements have a “double trigger,” which means that change in control benefits are payable to the executive only if the ownership or control of the Company changes and, after such change, the executive’s compensation or duties are significantly reduced or altered or equivalent actions occur. The Company utilizes the double trigger because it believes that, while it is appropriate to provide some protection to key personnel in the event of an acquisition, those protections should be limited to situations in which actions are taken that substantially affect their compensation or employment. Award agreements under the 2004 Stock Plan provided for automatic vesting in the event of a change in control. The 2014 Incentive Plan states that the Committee may provide for automatic vesting of an award upon a change in control. The Committee also determined that it would be appropriate to cap the potential change in control payments to the amount for which the Company could achieve a tax deduction, in order to balance the interests of the Company, its shareholders and the covered individuals.

Clawback Policy. In 2015, the Company adopted a "clawback" policy to recoup executive incentive pay in certain circumstances. Under the policy, in certain circumstances in which the Company's financial results are restated, the Company may require that executive officers repay the Company any compensation that was based upon results of the Company that were overstated. Implementation of the policy continued with new awards and grants in 2016.

Stock Ownership Guidelines. To promote Company stock ownership and further the identification of management with the Company’s shareholders, in February 2016 the Board adopted stock ownership guidelines for the Company’s executive officers. Under the guidelines, the CEO/President is expected to own Company stock valued at two times salary, the chief financial officer and other named executive officers at 1.5 times salary, and other executive officers at one times salary. The ownership level must be achieved by within five years after the officer first becomes subject to the guidelines; achievement of or progress toward the ownership levels will be reviewed annually by the Committee.

Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly-held companies. Exceptions are made for, among other things, performance-based plans approved by shareholders. Stock options are considered performance-based compensation; however, restricted stock awards are not unless they are coupled with performance goals. The Committee is mindful of these limitations. Shareholder approval of the 2014 Incentive Plan was obtained, among other reasons, so that stock options and other performance-based awards awarded under the plan could qualify for an exception from Section 162(m). While CEO compensation may exceed this limit in certain years, the Board believes that result could be appropriate to recognize the CEO’s contributions, and therefore will consider tax effects among other factors when determining compensation. The board believes it is unlikely under current compensation policies for executive officers other than the CEO that awards that would not qualify for the Section 162(m) exclusion will be made at a level that would cause the Section 162(m) limit to be exceeded, although circumstances could vary.

Other provisions of the Code can also affect the decisions the Company makes. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control if the payments exceed an amount approximating three times their average annual compensation, determined by a five-year average. The excise tax applies to all payments over the executive’s average annual compensation. Under Section 280G, the Company would not be able to deduct “excess” payments. To avoid application of Section 280G, the executives’ change in control agreements provide that benefits payable pursuant to them are limited to 2.99 times the “average compensation” as determined under the Code.

Section 409A of the Code amended the tax rules to impose restrictions on funding, distributions and elections associated with nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has amended its compensation programs and plans, and employment agreements with executive officers, to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation to result in substantial tax liability for the named executive officers pursuant to Section 409A.

Compensation Committee Report on Executive Compensation

As part of its duties, the Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained above in this proxy statement. Based upon that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and be included in this proxy statement.

Members of the Compensation Committee:

William J. Mielke, Chairman	David C. Boerke
Thomas H. Buestrin	Robert B. Olson

EXECUTIVE COMPENSATION

The following table contains compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the four other most highly-compensated individuals who were serving as executive officers of the Company at the end of 2016 (collectively referred to occasionally in this section as the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David A. Baumgarten	2016	730,400	0	151,632	0	233,100	48,011	28,235	1,191,378
President and Chief Executive Officer	2015	727,200	0	190,950	0	195,000	0	29,507	1,142,657
of the Company and the Bank	2014	727,200	0	143,400	46,800	180,600	110,042	24,329	1,232,371
Michael W. Dosland	2016	249,850	0	68,526	0	67,000	9,977	15,516	410,869
Senior Vice President – Chief Financial	2015	240,240	0	91,120	0	62,000	0	17,636	410,996
Officer of the Company and the Bank	2014	231,000	0	60,228	23,400	56,618	42,576	12,460	426,282
Joseph W. Fikejs	2016	250,000	0	68,526	0	70,000	0	10,704	399,230
Senior Vice President – Chief Operating Officer of the Bank (6)
Christopher L. Mayne	2016	247,443	0	63,423	0	66,000	3,542	15,382	395,790
Senior Vice President –	2015	240,240	0	87,100	0	57,000	0	17,902	402,242
Chief Credit Officer of the Bank	2014	231,000	0	60,228	23,400	56,617	15,131	9,633	396,009
Gregory A. Larson	2016	247,038	0	63,423	0	60,000	5,252	15,299	391,012
Senior Vice President – Director of	2015	241,020	0	93,800	0	50,000	0	18,168	402,988
Commercial Banking of the Bank	2014	234,000	0	60,228	23,400	54,333	22,134	13,180	407,275
Patrick W. Lawton	2016	220,486	0	68,526	0	68,000	0	4,809	361,821
Senior Vice President	2015	208,005	0	91,120	0	65,000	0	8,914	373,039
– Investment Real Estate of the Bank	2014	190,500	0	60,228	23,400	49,021	0	7,044	330,193

(1)	Includes, for Mr. Baumgarten, amounts he received for meeting fees as a member of the boards of directors of the Bank and the Company. Mr. Baumgarten received $27,200 in 2014, $27,200 in 2015, and $30,400 in 2016.

(2)	The amounts shown reflect the grant date fair value computed in accordance with ASC 718 for grants and awards under the 2014 Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 11 to the consolidated financial statements. See the “Outstanding Equity Awards at Fiscal Year-End” table below for information regarding all outstanding awards.

The ultimate value of the options will depend on the future market price of Company common stock, which the Company cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of Company common stock as compared to the exercise price when the option is exercised.

(3)	In each year, the Company exceeded the corporate performance thresholds for incentive set forth in the MIP; as a result, the named executive officers received payments included in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis–2016 Annual Compensation Determinations–Cash Bonus/Incentives” for additional information regarding bonuses.

(4)	As noted above, benefits under both the Pension Plan and the Supplemental Plan have been frozen. Represents the increase in the actuarial present value of pension benefits, under both the tax-qualified Pension Plan and, in the case of Mr. Baumgarten, the related Supplemental Plan, between fiscal years. In 2015, there was a negative change in the pension values; however, they are reported in the Summary Compensation Table at zero in accordance with SEC disclosure requirements. For the tax-qualified Pension Plan the present value of accumulated benefits at December 31, 2016, 2015 and 2014, was calculated based on discount rates of 3.92%, 4.13%, and 3.74% respectively, and using the RP 2014 mortality table for determining post-retirement mortality. For the Supplemental Pension Plan the present value of accumulated benefits at December 31, 2016, 2015 and 2014, was calculated based on discount rates of 3.54%, 3.66%, and 3.74%, respectively, and using the RP 2014 mortality table for determining post-retirement mortality.

See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding pension and deferred compensation plans, including information regarding the freezing of the Pension Plan. See also Note 10 to the consolidated financial statements for additional information regarding the Company’s employee benefit plans.

(5)	The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above include: Company contributions to the 401(k) Plan; with respect to Mr. Baumgarten, an automobile allowance; and dividends paid on unvested restricted stock, which are listed in the table below:

	Year	Company Matching to 401(k) Plan ($)	Automobile Allowance and Related Expenses ($)	Dividends on Un- Vested Restricted Stock ($)	Total ($)
	2016	9,275	5,200	13,760	28,235
Mr. Baumgarten	2015	11,875	5,200	12,432	29,507
	2014	8,739	7,790	7,800	24,329
	2016	9,275	0	6,344	15,619
Mr. Dosland	2015	11,875	0	5,761	17,636
	2014	9,100	0	3,360	12,460
Mr. Fikejs	2016	6,365	0	4,339	10,704
	2016	9,275	0	6,107	15,382
Mr. Mayne	2015	11,875	0	6,027	17,902
	2014	5,673	0	3,960	9,633
	2016	9,048	0	6,251	15,299
Mr. Larson	2015	11,875	0	6,293	18,168
	2014	9,100	0	4,080	13,180
	2016	7,387	0	4,809	12,196
Mr. Lawton	2015	5,342	0	3,572	8,914
	2014	6,069	0	975	7,044

(6)	Mr. Fikejs was not listed in the Summary Compensation Table prior to 2016; in compliance with SEC rules, his compensation information for 2015 and 2014 is not required in this table and therefore has not been included.

*               *               *

As of December 31, 2016, the Company maintained employment agreements with each of the named executive officers; those employment agreements cover, among other things, the compensation and benefits received by these persons and payments upon termination of employment. For more information regarding those agreements, see “Employment Agreements and Potential Payments upon Termination or Change in Control” below. In addition, equity-based awards are made under the 2014 Incentive Plan. Annual cash incentive awards were made under the MIP, which is described under “Grants of Plan-Based Awards” below, and are structured through the 2014 Incentive Plan.

401(k) Plan. To provide an additional incentive for employees to save for their retirement, the Company maintains the Bank Mutual Corporation 401(k) Plan. The 401(k) Plan, a tax-qualified defined contribution plan, is offered to substantially all Company employees. Under the 401(k) Plan, employees may voluntarily contribute additional funds to accounts for their benefit in the plan, and may designate within several specified choices how those funds will be invested. To provide additional incentives for these employees to contribute to their 401(k) accounts, the Company provides matching payments to contributions made by the participating employees. See “Compensation Discussion and Analysis – Elements of Compensation – Retirement and Post-Employment Compensation” above for more information about the Company matching payments under the 401(k) Plan.

Grants of Plan-Based Awards

2016

The following table contains information about grants of plan-based awards to our named executive officers in 2016.

										Grant
						All Other	All Other			Date
						Stock	Option			Fair
						Awards:	Awards:	Exercise	Closing	Value of
						Number of	Number of	or Base	Market	Stock
			Estimated Possible Payouts Under			Shares of	Securities	Price of	Price on	and
			Non-Equity Incentive Plan Awards (1)			Stock or	Underlying	Option	Grant	Option
	Award		Threshold	Target	Maximum	Units	Options	Awards	Date	Awards
Name	Type	Grant Date	($)	($)	($)	(#) (2)	(#) (2)	($/sh) (2)	($/sh) (2)	($)(3)
Mr. Baumgarten	Management Incentive Plan	01/19/16	168,000	210,000	315,000	─	─	─	─	─
	Restricted Stock	01/19/16	─	─	─	20,800	─	─	─	151,632
Mr. Dosland	Management Incentive Plan	01/19/16	49,970	62,463	93,694	─	─	─	─	─
	Restricted Stock	01/19/16	─	─	─	9,400	─	─	─	68,526
Mr. Fikejs	Management Incentive Plan	01/19/16	50,000	62,500	93,750	─	─	─	─	─
	Restricted Stock	01/19/16	─	─	─	9,400	─	─	─	68,526
Mr. Mayne	Management Incentive Plan	01/19/16	49,489	61,861	92,792	─	─	─	─	─
	Restricted Stock	01/19/16	─	─	─	8,700	─	─	─	63,423
Mr. Larson	Management Incentive Plan	01/19/16	49,424	61,780	92,639	─	─	─	─	─
	Restricted Stock	01/19/16	─	─	─	8,700	─	─	─	63,423
Mr. Lawton	Management Incentive Plan	01/19/16	44,098	55,122	82,683	─	─	─	─	─
	Restricted Stock	01/19/16	─	─	─	9,400	─	─	─	68,526

(1)	The amounts shown above represent amounts payable pursuant to the MIP. Of these amounts, 50% of the bonus was based on Company quantitative performance metrics (except for Mr. Baumgarten, whose bonus is 100% based on those metrics); the named executive officers other than Mr. Baumgarten were able to earn up to 50% of their bonus based upon achievement of personal goals, but only if the Company’s quantitative financial goals were met. In 2016, the Company achieved results on all three corporate metrics that were above target but below maximum corporate performance targets set forth in the MIP. The results averaged 111% of target. As a result, of the corporate goals and personal performance, the named executive officers other than Mr. Baumgartner received a bonus in the amounts set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above. Mr. Baumgarten’s incentive is based solely on corporate performance. See also “Compensation Discussion and Analysis–2016 Annual Compensation Determinations–Cash Bonus/Incentives” for additional information regarding bonuses.

(2)	On January 19, 2016, shares of restricted stock were awarded to various officers and key employees, including the named executive officers, under the 2014 Incentive Plan. The shares of restricted stock vest in annual installments of 33% each beginning January 19, 2017.

(3)	For stock awards, this amount represents the grant date fair value calculated in accordance with ASC 718. The assumptions used to determine the valuation of the awards are discussed in Note 11 to the consolidated financial statements.

*      *      *

The non-equity incentive awards in the above table were potential annual cash bonus amounts payable pursuant to the Company’s MIP. Under the MIP, the Compensation Committee sets targets near the beginning of the fiscal year for Company performance and cash bonus payments depend upon the degree to which the Company meets these targets. The actual amount of the bonus pool for all plan participants is determined based upon the Company’s performance as to those financial criteria; however, the actual bonus paid to each individual is determined only after also considering individual performance. In 2016 for each average percentage point by which the Company would have missed its targets, the potential bonus would have been reduced by one percentage point. No bonus is paid for performance results more than 20% below targets. In 2016 for each average percentage point by which the Company exceeded its targets, the bonus was determined on a pro rata basis. No bonus is earned with respect to any criteria if Company performance is below threshold criteria, which is also set at the beginning of the year. In addition, the MIP permits a portion of the cash bonus to be determined based upon individual performance goals except for Mr. Baumgarten, whose bonus is based solely on corporate performance). In total, in 2016, Mr. Baumgarten was thus able to earn up to 24% at the threshold, 30% at the target, or 45% at maximum, of his base salary as bonus and Messrs. Dosland, Fikejs, Mayne, Larson and Lawton up to 20%, 25% and 37.5%, respectively, to the extent based on Company performance. Actual results generated an average of performance of 111% of target levels. For further information as to the computation of these awards for fiscal 2016, see “Compensation Discussion and Analysis–2016 Annual Compensation Determinations–Cash Bonus/Incentives” above.

In January 2016, shares of restricted stock were awarded to various officers and key employees, including certain executive officers, in the amounts shown in the table above, under the 2014 Incentive Plan. Options under the 2014 Incentive Plan are priced at the average of the high and low trading prices on The Nasdaq Stock Market on the grant date. Grants thereunder vest as determined by the Compensation Committee; grants awarded in 2016 vest one third on each of the first three anniversaries of the grant. The 2014 Incentive Plan also includes provisions that provide for accelerated vesting in the event of a change in control of the Company, death or disability.

Outstanding Equity Awards at Fiscal Year-End

December 31, 2016

The following table contains compensation information about Company stock options and stock awards held by our named executive officers as of December 31, 2016.

	Option Awards (1)					Stock Awards (1)
								Market
								Value of
						Number of		Shares or
						Shares or		Units of
						Units of		Stock
	Number of Securities		Option			Stock That		That
	Underlying Unexercised		Exercise	Option		Have Not		Have Not
	Options (#)		Price	Expiration		Vested		Vested
Name	Exercisable	Unexercisable	($)	Date		(#)		($)(2)

Mr. Baumgarten	50,000	─	7.22	5/03/20	(3)
	32,000	8,000	3.39	1/17/22	(7)
	14,400	9,600	4.82	1/22/23	(8)
	8,000	12,000	7.17	1/21/24	(9)
						4,000	(7)	37,800
						8,200	(8)	77,490
						12,000	(9)	113,400
						19,000	(11)	179,550
						20,800	(12)	196,560

Mr. Dosland	50,000	─	12.025	8/18/18	(4)
	15,000	─	5.05	1/18/21	(5)
	16,000	4,000	3.39	1/17/22	(7)
	7,200	4,800	4.82	1/22/23	(8)
	4,000	6,000	7.17	1/21/24	(9)
						2,000	(7)	18,900
						4,000	(8)	37,800
						5,040	(9)	47,628
						9,067	(11)	85,683
						9,400	(12)	88,830

Mr. Fikejs	4,667	2,333	7.19	8/3/25	(13)
						8,667	(13)	81,903
						9,400	(12)	88,830

Mr. Mayne	50,000	─	5.05	1/18/21	(5)
	16,000	4,000	3.39	1/17/22	(7)
	7,200	4,800	4.82	1/22/23	(8)
	4,000	6,000	7.17	1/21/24	(9)
						2,000	(7)	18,900
						4,000	(8)	37,800
						5,040	(9)	47,628
						8,667	(11)	81,903
						8,700	(12)	82,215

Mr. Larson	50,000	─	4.74	12/20/20	(6)
	16,000	4,000	3.39	1/17/22	(7)
	7,200	4,800	4.82	1/22/23	(8)
	4,000	6,000	7.17	1/21/24	(9)
						2,000	(7)	18,900
						4,000	(8)	37,800
						5,040	(9)	47,628
						9,333	(11)	88,197
						8,700	(12)	82,215

Mr. Lawton	12,000	8,000	5.70	5/29/23	(10)
	3,200	4,800	7.17	1/21/24	(9)
						3,900	(9)	36,855
						9,067	(11)	85,683
						9,400	(12)	88,830

(1)	All option awards were granted under the 2004 Stock Plan at an exercise price equal to the market value of Company common stock (using the average of the high and low trading prices) on the date of grant. All stock awards consist of restricted shares were granted under the 2004 or 2014 Stock Plan. All such options and restricted shares granted under the 2004 Stock Plan vest in five annual increments of 20% each beginning on the first anniversary following the grant date; awards under the 2014 used a three year vesting period.

(2)	Based on the $9.45 per share closing price of a share of Company common stock on December 30, 2016, the last trading day of the year.

(3)	Options granted on May 3, 2010. At December 31, 2016, 100% of these options were vested.

(4)	Options granted on August 18, 2008. At December 31, 2016, 100% of these options were vested.

(5)	Options granted on January 18, 2011. At December 31, 2016, 100% of these options were vested.

(6)	Options granted on December 20, 2010. At December 31, 2016, 100% of these options were vested.

(7)	Options and restricted shares granted on January 17, 2012. At December 31, 2016, 20% of these options and restricted shares remained unvested.

(8)	Options and restricted shares granted on January 22, 2013. At December 31, 2016, 40% of these options and restricted shares remained unvested.

(9)	Options and restricted shares granted on January 21, 2014. At December 31, 2016, 60% of these options and restricted shares were unvested.

(10)	Options granted on May 29, 2013. At December 31, 2016, 40% of these options remained unvested.

(11)	Restricted shares granted on January 20, 2015. At December 31, 2016, 66.7% of these restricted shares were unvested.

(12)	Restricted shares granted on January 19, 2016. At December 31, 2016, none of these restricted shares were vested.

(13)	Options and restricted shares granted on August 3, 2015. At December 31, 2016, 66.7% of these options and restricted shares were unvested.

Option Exercises and Stock Vested

2016

The following table provides information on the value of named executive officers’ options that were exercised in 2016 and restricted stock that vested in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Mr. Baumgarten	50,000	125,750	21,600	158,533
Mr. Dosland	0	0	10,213	74,942
Mr. Fikejs	0	0	4,333	32,803
Mr. Mayne	50,000	140,000	12,013	88,022
Mr. Larson	0	0	10,347	75,915
Mr. Lawton	0	0	5,833	42,726

(1)	Computed based on the difference between the market price of the underlying securities, computed as the average of the high and low price at exercise, and the option exercise price.

(2)	The number of shares acquired on vesting and the value realized on vesting relates to shares of restricted stock that were granted under the 2004 Stock Plan that were subject to vesting at the rate of 20% per year in the five years after grant, and the 2014 Incentive Place that were subject to vesting at the rate of one third per year in the three years after grant. The shares granted under the 2004 Stock Plan and the 2014 Incentive Place are valued at the average of the high and low trading prices on The Nasdaq Stock Market on or immediately before the dates of vesting.

Pension Benefits

The following table provides information on the benefits which are accrued under the Bank Mutual Corporation Pension Plan, a qualified defined benefit pension plan that has been frozen, but which applied generally to most Company employees prior to its closure and freeze. It also includes the now-frozen Supplemental Plan, which applied to specified officers including Mr. Baumgarten.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Baumgarten	Pension Plan	5	167,453	0
Mr. Baumgarten	Supplemental Plan	5	455,241	0
Mr. Dosland	Pension Plan	6	161,276	0
Mr. Fikejs	Pension Plan	0	—	0
Mr. Mayne	Pension Plan	4	50,780	0
Mr. Larson	Pension Plan	4	100,707	0
Mr. Lawton	Pension Plan	0	—	0

Pension Plan

The Pension Plan is a qualified defined benefit pension plan which covered most employees of the Company and its subsidiaries prior to its closure and subsequent freeze of benefits. The Pension Plan was closed to employees not eligible to participate as of January 1, 2013, as well as any employees hired after that date. Effective for service performed after March 1, 2013, the Committee reduced certain future benefits formerly provided under the Pension Plan and the Supplemental Plan (discussed below), and effective December 31, 2015 eliminated all future benefit accruals under both plans. The benefits under the plan are generally based on years of service and the employee’s average annual compensation (salary and bonus) for five consecutive calendar years in the last ten calendar years prior to the date on which a participant's benefits were frozen, and which produces the highest average. Participants vest in the Pension Plan five years after their hire date. However, years of credited service in the Pension Plan begin at the date of participation in the plan, which is one year after their hire date and end at the earlier of termination of employment or December 31, 2015. Benefits are determined in the form of a 10-year certain and life annuity. In the table above, the present value of accumulated benefits under the Pension Plan was calculated assuming a retirement age of 65 and a discount rate of 3.92% as of December 31, 2016 and using the RP 2014 mortality table for determining post-retirement mortality. See “Compensation Discussion and Analysis – Elements of Compensation – Retirement and Post-Employment Compensation” above for more information regarding recent changes to the Pension Plan.

Supplemental Retirement Plan

Designated officers (currently only Mr. Baumgarten) also accrued benefits under in the Supplemental Plan, which is a supplemental non-qualified defined benefit pension plan. Benefits under the Supplemental Plan have now been frozen. The Supplemental Plan provides for monthly supplemental benefits to participants that will be paid out of a “rabbi trust” established for the Supplemental Plan, or unsecured corporate assets. The amount of the Supplemental Plan benefit is determined as:

•	An amount calculated under the Pension Plan without regard to the limitations imposed by the Code on benefit or compensation amounts and without regard to certain limitations on years of service, minus
•	The pension benefit accrued under the Pension Plan.

In 2016, under Code limits, the maximum annual benefit payable through the Pension Plan was $210,000 and the maximum annual compensation which could be taken into account to determine pension benefits was $265,000. The Code limits the number of years of service which may be taken into account to 40 years.

In the table above, the present value of accumulated benefits under the Supplemental Plan are calculated on the same assumptions, discount rate and mortality table as were used for the Pension Plan. To support obligations payable under the Supplemental Plan, the Company maintains assets in a “rabbi trust,” the amount of which is based on the actuarial value of future benefits; the Company expenses payments into the rabbi trust when they are made. These amounts will be paid from the Company’s funds, including funds of the rabbi trust in the future; they will not be paid out of the assets in the Pension Plan.

Nonqualified Deferred Compensation

The named executive officers participate in the Company’s 401(k) Plan on the same basis as other Company employees. The Company maintained a Benefit Restoration Plan which related to compensation above Code limits on Company contributions made with respect to the 401(k) Plan and a former ESOP. However, the Benefit Restoration Plan has been discontinued and none of the named executive officers (or other executive officers or current employees) have accumulated or earned benefits under that plan.

Employment Agreements and Potential Payments Upon

Termination or Change in Control

Employment Agreements. The Bank has employment agreements, which include change in control provisions, with the named executive officers and other executive officers. Mr. Baumgarten’s employment agreement is more extensive than those of other executives, in recognition of his more extensive responsibilities. The form of employment agreement is the same for all other executive officers with such agreements. After expiration of the initial terms of the agreements, they may be extended, upon agreement of the executive and by affirmative action of the Bank’s board of directors, so that the agreement remains in effect for a one- or two-year period, depending on the executive. Mr. Baumgarten’s agreement has a rolling two-year period; the agreements with the other executives have a one-year term. As of January 1, 2017, the terms of the agreements for the executive officers were extended through December 31, 2018, for Mr. Baumgarten, and through December 31, 2017, for the other named executives.

Under the employment agreements, each executive is entitled to a base salary which is reviewed annually, but cannot be reduced, by the Bank’s board, as well as benefits, perquisites, directors and officers insurance, and certain indemnity rights, in accordance with the Bank’s policies. The current 2017 annual base salary amounts for each of the named executive officers under the employment agreements are as follows: Mr. Baumgarten – $700,000; Mr. Dosland – $258,594; Mr. Fikejs – $261,250; Mr. Mayne – $254,867; Mr. Larson – $251,980 and Mr. Lawton – $231,510. These amounts may be changed in subsequent years, but may not be reduced. Each executive is also entitled to incentive compensation based upon the Bank’s incentive compensation plan as in effect from time to time and, occasionally, in the board’s discretion.

The employment agreements can be terminated in the following circumstances: the election of the executive officer or the Bank at the expiration of the term; upon death, retirement or disability of the executive; at any time for cause (as defined in the agreements); or at any time voluntarily without cause by the executive or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control. Upon any event of termination or a change in control, each executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time. In addition, depending on the manner of termination, each executive will receive additional benefits as discussed and quantified in the tables below.

Upon each executive’s death or retirement, the executive or executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation, prorated to the end of the calendar month in which the termination occurred, and compensation for accrued but unused vacation time. The amounts owed in these circumstances will be a lump sum cash payment. Retirement age is set at 65. Upon disability, each executive’s unpaid base salary and incentive compensation will be prorated to the end of the calendar month in which the termination occurred. The executive will also receive an amount equal to 100% of his or her annual base salary at the time of termination, as well as insurance benefits (life, medical, dental and optical) at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law.

If, during the term of an agreement, the Bank terminates an executive without cause or the executive officer terminates his or her employment for cause (e.g., the Bank reduces the executive’s base compensation or duties or breaches the employment agreement), the executive would be entitled to receive a lump sum payment equal to 100% of his or her base salary at the time of termination through the end of a one-year severance period. In addition, if the Bank terminates an executive officer without cause, the executive will receive insurance benefits (life, medical, dental and optical) at the Bank’s expense through the end of the applicable severance period, in accordance with the Bank’s policies and applicable law. If the Bank terminates the executive officer without cause, the Bank must also pay such executive officer a lump sum cash payment in an amount equal to the product of: (i) the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and (ii) the number of years in the applicable severance period.

Each executive also has the right to terminate his or her employment following a change in control of the Bank if any of the following occur as a result of the change in control: the executive’s compensation, benefits, responsibilities or duties are reduced; the executive is transferred more than 50 miles from his current principal office of employment; or the executive is required to travel as part of his or her duties more than in the past. Upon any termination resulting from a change in control, each executive has a right to receive severance payments and termination benefits as if a termination by the Bank without cause had occurred, except that in Mr. Baumgarten’s case, the applicable severance period will be two years.

Under each employment agreement, the aggregate amount of all severance payments and termination benefits payable to the executive officer, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.

If an executive is terminated by the Bank for cause, the executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time; however, the executive will not be entitled to any compensation or employment benefits for any period after the date of such termination, or the continuation of any benefits, except as may be required by law. “Cause” is defined to include: the executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or material breach of the employment agreement.

The employment agreements for the executives contain specific conditions under which the Bank’s obligations to make payments or provide benefits would be suspended or terminated. If the executive is suspended or temporarily prohibited from participating in the Bank’s affairs pursuant to the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations will be suspended, and if the executive is removed or permanently prohibited from participating in the Bank’s affairs pursuant to the FDIA, the Bank’s obligations will terminate, except that the executive will still be entitled to vested rights. Each agreement may also be terminated by the Bank’s regulator if it is determined that the Bank needs assistance or is in an unsafe or unsound condition.

In addition, the employment agreements for the executive officers include provisions with respect to the use of confidential information and the non-solicitation of the Bank’s customers and employees, in each case for a period of two years following termination of employment. If the executive breaches the non-compete, confidentiality and non-solicitation provisions, as applicable, the Bank is entitled to injunctive and equitable relief in addition to other remedies available at law.

Termination and Change in Control Payments and Benefits. The following table sets forth the estimated current value of benefits that could be paid to the named executive officers upon various events of termination or a change in control under the individual employment agreements with the named executive officers, and/or the terms of the Company’s equity compensation plans. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur.

The following table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2016. The table does not include certain payments that are generally otherwise available on a non-discriminatory basis to all salaried employees in 2016 (such as accrued vacation time, if any; amounts, if any, payable pursuant to Company retirement plans; amounts, if any, payable related to third party insurance; and, in certain cases, amounts payable under certain benefits plans).

Event / Name of Executive Officer	Base Salary ($) (1)	Incentive Compensation ($) (2)	Early Vesting of Stock Options ($) (3)	Early Vesting of Restricted Shares ($) (4)	Other Benefits ($) (5)	Total ($)
Retirement (6)
Mr. Baumgarten	N/A	233,100	N/A	N/A	N/A	233,100
Mr. Dosland	N/A	67,000	N/A	N/A	N/A	67,000
Mr. Fikejs	N/A	70,000	N/A	N/A	N/A	70,000
Mr. Mayne	N/A	66,000	N/A	N/A	N/A	66,000
Mr. Larson	N/A	60,000	N/A	N/A	N/A	60,000
Mr. Lawton	N/A	68,000	N/A	N/A	N/A	68,000
Death
Mr. Baumgarten	N/A	233,100	120,288	604,800	N/A	958,188
Mr. Dosland	N/A	67,000	60,144	278,838	N/A	405,982
Mr. Fikejs	N/A	70,000	10,545	170,743	N/A	251,288
Mr. Mayne	N/A	66,000	40,944	268,443	N/A	375,387
Mr. Larson	N/A	60,000	60,144	274,743	N/A	394,887
Mr. Lawton	N/A	68,000	60,144	211,365	N/A	339,509
Disability
Mr. Baumgarten	700,000	233,100	120,288	604,800	N/A	1,658,188
Mr. Dosland	249,850	67,000	60,144	278,838	N/A	655,832
Mr. Fikejs	250,000	70,000	10,545	170,743	N/A	501,288
Mr. Mayne	247,443	66,000	40,944	268,443	N/A	622,830
Mr. Larson	247,038	60,000	60,144	274,743	N/A	641,925
Mr. Lawton	220,486	68,000	60,144	211,365	N/A	559,995
Termination by Executive For Cause or by Bank Without Cause
Mr. Baumgarten	700,000	233,100	N/A	N/A	40,790	973,890
Mr. Dosland	249,850	67,000	N/A	N/A	21,750	338,600
Mr. Fikejs	250,000	70,000	N/A	N/A	21,961	341,961
Mr. Mayne	247,443	66,000	N/A	N/A	24,871	338,314
Mr. Larson	247,038	60,000	N/A	N/A	19,000	326,038
Mr. Lawton	220,486	68,000	N/A	N/A	8,188	296,674
Termination by Executive Due to Change in Control
Mr. Baumgarten	1,400,000	466,200	120,288	604,800	40,790	2,632,078
Mr. Dosland	249,850	67,000	60,144	278,838	21,750	677,582
Mr. Fikejs	250,000	70,000	10,545	170,743	21,961	523,249
Mr. Mayne	247,443	66,000	40,944	268,443	24,871	647,701
Mr. Larson	247,038	60,000	60,144	274,743	19,000	660,925
Mr. Lawton	220,486	68,000	60,144	211,365	8,188	568,183

In the tables, “N/A” indicates that the type of payment specified is not applicable to the particular event.

(1)	For officers other than Mr. Baumgarten, this amount represents the executive’s base salary in the year of the applicable termination event. In Mr. Baumgarten’s case, in the event of termination by Mr. Baumgarten due to a change in control, this amount represents base salary for two years. Amounts payable to Mr. Baumgarten do not include compensation earned for service as a director of the Company or the Bank.

(2)	These amounts are based on the amount the executive actually received as a cash bonus under the formula set forth in the MIP for 2016. See “Compensation Discussion and Analysis–2016 Annual Compensation Determinations–Cash Bonus/Incentives” and the “Summary Compensation Table” above. Under the MIP, in the event of retirement, the board will determine the amount to be paid based upon the retirement date and individual performance; in the event of death or permanent disability during a plan year, incentive awards are paid at the end of the year on a pro-rata basis.

(3)	All outstanding unvested stock options would become vested (i) pursuant to each executive’s employment agreement and the stock plans, upon a change in control, and (ii) pursuant to the stock plans, upon death or disability of the executive. The amount shown represents the value of the options based on a closing stock price on December 30, 2016, the last trading day of the year, of $9.45 per share. Unvested stock options held by executive officers as of December 31, 2016, with an exercise price greater than $9.45 per share have no unrealized value at December 31, 2016, and, therefore, do not affect the values in the table.

(4)	All outstanding unvested shares of restricted stock would become vested, pursuant to the stock plans, upon a change in control or upon death or disability of the executive. This amount represents the value of the unvested restricted share awards held by the executive based on a closing stock price on December 30, 2016, the last trading day of the year, of $9.45 per share.

(5)	These amounts include payments of premiums for employer-paid life insurance and employer-paid medical and dental benefits; however, they do not include payments, if any, to the extent that they are generally available on a non-discriminatory basis to all salaried employees. Further, in the case of termination of the executive by the Bank without cause or a change in control, these amounts also include the lump sum cash payment equal to the Bank’s annual aggregate contributions for the executive to qualified benefit plans for the remaining employment term or severance period, as set forth in the executive’s employment agreement. Certain of these benefits would not be payable if the executive accepts other employment.

(6)	In the event of retirement, except under the MIP, the executive officers do not receive any payments or benefits that are not otherwise generally available on a non-discriminatory basis to all salaried employees; provided however, that the executives would have been entitled to receive the bonuses earned in 2016 even if they had been terminated as of December 31, 2016. Mr. Baumgarten is entitled to receive retirement payments or benefits, which are not available to other employees, pursuant to the now-frozen Supplemental Plan; the amounts for him do not include any such payments or benefits because the amount is now fixed. The present value of Mr. Baumgarten’s accumulated benefits under the Supplemental Plan is $455,241. See the “Pension Benefits” table above. He also is entitled to the payment of certain health insurance benefits, which are included in the table.

(7)	Per the employment agreements, the total amount payable is limited to 2.99 times the executive officer’s Base Amount (defined as the average annual total compensation over a five-year period immediately preceding the change in beneficial ownership or control of the Bank) so as to prevent the payment from being classified as a parachute payment within the meaning of Section 280G(b)(2) of the Code. Therefore, the actual amounts payable to an executive might be less than the amount indicated in these tables.

In the event any of these persons otherwise voluntarily terminates or is terminated for cause, they would receive any accrued salary and vacation pay through the time of termination, on the same basis as is paid to other salaried employees.

RISK MANAGEMENT AND COMPENSATION

In addition to relying on conservative operating principles generally, the Company designs and evaluates its compensation policies for executive officers and all other employees so as to not create incentives to take undue risks to the institution. In the case of executive officers and other senior personnel, historically most direct compensation has been in the form of salary and in equity awards which vest over a five-year time horizon. When establishing cash bonuses for executives, the Compensation Committee among other things considers risks inherent in incentives, and thus establishes incentives and goals that are consistent with corporate goals and that are reasonably achievable given maximum effort, but that do not encourage unnecessary risk taking; further, the cash bonuses that are determined over a relatively short-term performance horizon at target represent up to 15% to 25%, depending on position (30% in the case of the President/CEO), of annual salary, or 1.5 times those amounts at the maximum achievement. While those amounts increased in 2015 to further incent superior performances, and remained at that level for 2016, the Committee and the Company do not believe the incentives are at a level which is so high that it would encourage inappropriate management risk taking. The Company has also implemented a compensation clawback policy to help guard against unwarranted risk. Even for employees below these compensation levels, the Company’s business underwriting standards and related policies, including management supervision and approval processes, minimize the risk that personnel who are compensated for making loans, managing investments or other more discrete functions are able to take excessive risks motivated by their compensation effect.

As a result and on this basis, the Company believes that the risks, if any, arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under provisions adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the provisions of the Section 14A of the Exchange Act adopted as a part thereof, publicly-traded companies such as the Company are required to hold an advisory vote of their shareholders at least once every three years to approve the compensation of named executive officers. The Company currently hold these votes annually. At the Annual Meeting, we are holding an advisory vote of our shareholders regarding the frequency of future advisory votes to approve executive compensation; see below “Advisory Vote Related to the Frequency of Future Advisory Votes to Approve Executive Compensation.” The compensation is to be approved pursuant to the following resolution: “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.” The Company discloses that information under the headings “Compensation Discussion and Analysis” and “Executive Compensation” herein. The Company currently holds such votes annually. At last year’s annual meeting, the Company’s shareholders approved the compensation paid to the named executive officers.

As described in “Compensation Discussion and Analysis” above, the Company designs its executive compensation programs with an intent to use compensation to attract and retain talented and highly experienced personnel and to provide incentives for that personnel to maximize corporate performance. The Compensation Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company. A portion of the Company’s executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. While the Company recognizes equity ownership by executives and has made equity awards, it believes its awards have been relatively modest in amount. The Company believes its compensation program as a whole is well-suited to promote the Company’s objectives in both the short-and long-term.

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by shareholders, and will consider the outcome of the vote when making future compensation decisions regarding the Company’s executive compensation programs.

The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s executive officers as described in this proxy statement.

ADVISORY VOTE RELATED TO THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Pursuant to SEC rules, we are required to hold an advisory shareholder vote related to the frequency of future advisory votes to approve executive compensation at least every six years. The last such vote was held at the 2011 Annual Meeting. Advisory votes to approve executive compensation may be held every one, two or three years. The Company currently holds these advisory votes annually, consistent with the shareholders' last advisory vote on frequency in 2011. The Board is recommending that the Company continue to hold an advisory vote every year for the reasons discussed below.

The Company believes that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on our executive compensation program. The Company’s executive compensation program is designed to promote the achievement of shareholder returns; therefore, the Company believes that holding an advisory vote on executive compensation every year allows our shareholders to assess whether this program is appropriately motivating employees and driving such returns. Such frequency would also coincide with the performance period of both the annual incentive awards and performance-based restricted stock units granted to our executive officers and discussed in “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” and “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-Term Incentive Compensation—Performance-Based Restricted Stock Units” above.

Similar to the vote to approve executive compensation, this proposal is also an advisory vote and is not binding on the Company. However, the Company values the opinions expressed by our shareholders, and will consider the outcome of the votes both on executive compensation itself and on the frequency of votes when making future decisions on the frequency of such votes.

The board unanimously recommends that shareholders vote for the holding of future advisory votes on executive compensation “every year” as described in this proxy statement.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY

General Principles

Bank Mutual Corporation has a policy that transactions, if any, between the Company, on the one hand, and its executive officers or directors (or related party), on the other hand, must be fair and reasonable to the Company, and in accordance with Bank Mutual Corporation’s code of ethics, banking laws and regulations and other policies. Lending transactions between the Bank and such a person that are on the same terms and conditions as applied to others must be approved in advance by the board of directors or the executive committee of the Bank and also must be brought to the attention of the Company’s board of directors; depository transactions on the same terms and conditions as other customers do not need approval. Any other transactions with the Company’s directors or executive officers, or their related parties, must be approved by either a disinterested majority of the Company’s board of directors or by its Audit Committee.

Banking Relationships

The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms that they serve. The Company follows applicable banking laws and regulations with respect to those relationships. The Bank’s historical policy has been that transactions, including loans, deposits and other securities, with its or the Company’s directors and executive officers be on terms that are no more favorable to the director or executive officer than the Bank would provide to unaffiliated third parties; however, the Bank maintains certain limited preferential loan programs for the benefit of other Bank non-executive officers and employees. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.

Certain directors and executive officers are, or in 2016 were, indebted to the Bank for loans made in the ordinary course of business. Those loans were made in the ordinary course of business and have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable or preferential features. During 2016, executive officers Joseph Fikejs and Kimberlie Weekley each had an outstanding ordinary course, non-preferential residential mortgage loan from the Bank, Mr. Fikejs and Mr. Dosland each had home equity lines of credit, and Mr. Mayne had an outstanding overdraft account balance, made on the same terms as those offered to the Bank’s other customers. In addition, directors and executive officers had deposit accounts with the Bank; these accounts are on the same terms and conditions that are offered to the Bank’s other customers. The board has considered these relationships when determining which directors are “independent” and has concluded that they do not affect independence.

Family Relationships

Michael T. Crowley III, the adult son of Mr. Crowley Jr., is the Director of Facility Management, Vice President of the Bank. In 2016, his annual base salary was $104,065 and he earned incentive pay of $17,800. He was granted 4,300 stock options in 2016; he was also granted 1,100 restricted Company shares in 2017. Mr. Crowley III participates in other Bank benefit plans on the same basis as other salaried employees of the Bank, and does not have an employment agreement with the Company or the Bank.

Michael T. Crowley Sr., the late father of Mr. Crowley Jr., was a director of Bank Mutual Corporation until 2004 and a director and executive officer of the Bank until his retirement in 2005. As a consequence of his retirement, Mr. Crowley Sr. participated in the Company’s qualified defined benefit pension plan and the Supplemental Plan, both as described in “Executive Compensation” above. In addition to payments under the qualified plan in the same manner as for other retirees, Mr. Crowley Sr. also received approximately $148,642 in 2016 under the Supplemental Plan, which was paid out of a rabbi trust maintained by the Company. Under his employment agreement as in effect when he retired, Mr. Crowley Sr. also received continuing medical insurance benefits and reimbursements in retirement, valued at $4,823 in 2016. Mr. Crowley Sr. passed away in June 2016 and payment under these arrangements therefore ceased.

REPORT OF THE AUDIT COMMITTEE

The functions of the Audit Committee of the Bank Mutual Corporation board of directors include meeting with the Company’s independent registered public accounting firm and making recommendations to the board regarding our independent registered public accounting firm; assessing the adequacy of internal controls over financial reporting, accounting methods and procedures; reviewing public disclosures required for compliance with securities laws; and considering and reviewing various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members of the Audit Committee are “independent” as defined in Rule 5605(a)(2) of The Nasdaq Marketplace Rules, applicable to companies listed on The Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee and reviews and reaffirms that charter annually. A copy of the charter is available on the Company’s website.

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016, with Bank Mutual Corporation management;
•	discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2016, those matters that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Accounting Standard No. 1301 “Communications with Audit Committees,” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees”; and
•	received the written disclosures from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016.

In addition, the Audit Committee also considered the fees paid to Deloitte & Touche LLP for services provided by Deloitte & Touche LLP during 2016. See “Independent Registered Public Accounting Firm” below. The Committee believes that the provision of the non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Members of the Audit Committee:

Richard A. Brown, Chairman

Lisa A. Mauer

William J. Mielke

Robert B. Olson

Mike I. Shafir

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP audited the Company’s financial statements for the years ended December 31, 2016 and 2015. The Audit Committee has decided, subject to shareholder ratification, to appoint Deloitte & Touche LLP, certified public accountants, as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2017.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2017. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP are expected to be present at the 2017 annual meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firm

Fees (including reimbursements for out-of-pocket expenses) paid to Deloitte & Touche LLP for services relating to 2016 and 2015 were as follows:

	2016	2015
Audit fees:	$609,400	$603,200
Audit-related fees:	0	0
Tax fees:	74,661	73,781
All other fees:	0	0

Tax services consisted of tax compliance and advice, including tax return assistance and consulting services related to tax accounting method changes. The Audit Committee considered the compatibility of non-audit services by Deloitte & Touche LLP with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee generally approves all engagements of the independent registered public accounting firm in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have such projects approved by the Audit Committee. Projects of the types approved in general by the Audit Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chairman of the Audit Committee, subject to review and approval by the Audit Committee at its next meeting. There were no services or fees in 2016 or 2015 that were not approved in advance by the Audit Committee or its chairman under this policy.

The board unanimously recommends that shareholders vote FOR approval of the Deloitte & Touche LLP, certified public accountants, as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2017.

SHAREHOLDER PROPOSALS AND NOTICES

Shareholder proposals must be received by the corporate secretary of Bank Mutual Corporation no later than November 8, 2017, in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to the SEC’s Rule 14a-8 under the Securities Exchange Act.

Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal under Rule 14a-8 described above) fails to appropriately notify Bank Mutual Corporation of the matter at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority with respect to such a matter if it is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, for inclusion, any such matters must be received by the Company by no later than January 23, 2018, in the case of the 2018 annual meeting of shareholders. If such a notice is not received, the persons voting the proxies may use their discretion on any such matter. The Company is not aware of any such proposals for the 2017 annual meeting.

In addition, as a separate requirement, the Company’s bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation’s corporate secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions under the bylaws have been received by the Company for the 2017 annual meeting. Assuming that the 2018 annual meeting is held as scheduled on May 7, 2018, the period in which materials must be received in order to be considered is from January 27, 2018, through February 26, 2018, for the 2018 annual meeting.

By Order of the Board of Directors

James P. Carter
Vice President and Secretary

Milwaukee, Wisconsin
March 8, 2017

A copy, without exhibits, of Bank Mutual Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016, is attached to this proxy statement. The Company will provide an additional copy of the 10-K, without exhibits, without charge to any record or beneficial owner of Company common stock upon the written request of that person directed to: James P. Carter, Vice President and Secretary, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.

Multiple Shareholders Sharing the Same Address. In some cases, there are multiple shareholders of record at a single address. The Company is sending a single annual report and proxy statement to that address unless the Company received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call the Company’s transfer agent, Computershare Shareholder Services, at (800) 368-5948, contact it through its public website, http://www.computershare.com, or provide written instructions to Computershare Shareholder Services, P.O. Box 30170, College Station, TX 77842-3170.

If you receive multiple copies of the annual report and proxy statement, you also may contact the transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

BankMutual CORPORATION

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IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2017.

Vote by Internet

- Go to **www.investorvote.com/BKMU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2017 Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the election of the nominees in Proposal 1, FOR Proposals 2 and 3 and for 1 YEAR in Proposal 4.

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1. Election of Directors for terms expiring in 2020:

	For	Withhold
01 - David C. Boerke	☐	☐
02 - Lisa A. Mauer	☐	☐
03 - Robert B. Olson	☐	☐

	For	Against	Abstain
2. Proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers, as disclosed in "Compensation Discussion and Analysis" and "Executive Compensation" in the proxy statement	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

BankMutual CORPORATION

Proxy — Bank Mutual Corporation

2017 Annual Meeting of Shareholders

The undersigned hereby appoints David A. Baumgarten, Michael W. Dosland, and James P. Carter, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock ("Common Stock") of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting") to be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 1, 2017, at 10:00 a.m., Central Time and at any and all adjournments and postponements thereof.

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the nominees and as the board recommends on all other Proposals. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.

The signing shareholder(s) acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders. This proxy also constitutes a voting direction to the trustee and administrator of the Bank Mutual Corporation 401(k) Plan (the "Plan") as to shares, if any, of Common Stock held by the undersigned through the Plan. If no voting direction is provided by at least the third business day preceding the meeting, shares of Common Stock in the Plan will be voted in the same proportion as the votes cast by other participants in the Plan.